                                                                   EXHIBIT 10.15


                       LIMITED LIABILITY COMPANY AGREEMENT


                                       OF


                        NEPTUNE PIPELINE COMPANY, L.L.C.


                     (a Delaware limited liability company)


                         (Dated as of January 17, 1997)

                                TABLE OF CONTENTS

ARTICLE I. DEFINITIONS............................................................................................1
   1.1     Specific Definitions...................................................................................1
   1.2     Other Terms...........................................................................................17
   1.3     Construction..........................................................................................17

ARTICLE II. ORGANIZATION.........................................................................................18
   2.1     Formation.............................................................................................18
   2.2     Name..................................................................................................18
   2.3     Principal Office in the United States; Other Offices..................................................18
   2.4     Purpose...............................................................................................18
   2.5     Foreign Qualification.................................................................................18
   2.6     Term..................................................................................................18
   2.7     Mergers and Exchanges.................................................................................18
   2.8     Business Opportunities--No Implied Duty or Obligation.................................................18

ARTICLE III. MEMBERSHIP INTERESTS AND TRANSFERS..................................................................19
   3.1     Initial Members.......................................................................................19
   3.2     Number of Members.....................................................................................19
   3.3     Membership Interests..................................................................................19
   3.4     Representations and Warranties........................................................................20
   3.5     Restrictions on the Transfer of a Membership Interest.................................................21
   3.6     Transfer Restrictions.................................................................................22
   3.7     Documentation; Validity of Transfer...................................................................25
   3.8     [Reserved.............................................................................................26
   3.9     Possible Additional Restrictions on Transfer..........................................................26
   3.10    Additional Membership Interests.......................................................................26
   3.11    Code Section 708 Transfers............................................................................26
   3.12    Information...........................................................................................27
   3.13    Liability to Third Parties............................................................................28
   3.14    Resignation...........................................................................................28
   3.15    Lack of Member Authority..............................................................................28
   3.16    [Reserved.............................................................................................28
   3.17    Failure to Accept Nautilus Construction Certificate...................................................28
   3.18    Other Contingencies...................................................................................30

ARTICLE IV. CAPITAL CONTRIBUTIONS................................................................................32
   4.1     Initial Capital Contributions.........................................................................32
   4.2     Subsequent Contributions..............................................................................34
   4.3     Failure to Contribute.................................................................................34
   4.4     Return of Contributions...............................................................................37
   4.5     Capital Accounts......................................................................................37

ARTICLE V. ALLOCATIONS AND DISTRIBUTIONS.........................................................................40
   5.1     Allocations for Capital Account Purposes..............................................................40
   5.2     Allocations for Tax Purposes..........................................................................43
   5.3     Requirement of Distributions..........................................................................45
   5.4     Pro Rata Distributions................................................................................45
   5.5     Reserves..............................................................................................45
   5.6     Distribution Restrictions.............................................................................45
   5.7     Special Distributions and Contributions...............................................................46

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
ARTICLE VI. MANAGEMENT OF THE COMPANY............................................................................46
   6.1     Management by the Members and Delegation of Authority.................................................46
   6.2     Committees............................................................................................46
   6.3     Authority of Members and Committees...................................................................47
   6.4     Officers..............................................................................................49
   6.5     Duties of Officers....................................................................................51
   6.6     No Duty to Consult....................................................................................51
   6.7     Reimbursement.........................................................................................51
   6.8     Members and Affiliates Dealing With the Company.......................................................51
   6.9     Insurance.............................................................................................51

ARTICLE VII. MEETINGS............................................................................................52
   7.1     Meetings of Members and Committees....................................................................52
   7.2     Special Actions.......................................................................................53
   7.3     Voting List...........................................................................................57
   7.4     Proxies...............................................................................................57
   7.5     Votes.................................................................................................58
   7.6     Conduct of Meetings...................................................................................58
   7.7     Action by Written Consent.............................................................................58
   7.8     Records...............................................................................................59

ARTICLE VIII. INDEMNIFICATION....................................................................................59
   8.1     Right to Indemnification..............................................................................59
   8.2     Indemnification of Officers, Employees and Agents.....................................................60
   8.3     Advance Payment.......................................................................................60
   8.4     Appearance as a Witness...............................................................................61
   8.5     Nonexclusivity of Rights..............................................................................61
   8.6     Insurance.............................................................................................61
   8.7     Member Notification...................................................................................61
   8.8     Savings Clause........................................................................................61
   8.9     Scope of Indemnity....................................................................................61

ARTICLE IX. TAXES................................................................................................61
   9.1     Tax Returns...........................................................................................61
   9.2     Tax Elections.........................................................................................62
   9.3     Tax Matters Member....................................................................................62

ARTICLE X. BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS............................................................62
   10.1    Maintenance of Books..................................................................................62
   10.2    Financial Statements..................................................................................63
   10.3    Tax Statements........................................................................................63
   10.4    Accounts..............................................................................................63

ARTICLE XI. BANKRUPTCY OF A MEMBER...............................................................................64
   11.1    Bankrupt Members......................................................................................64

ARTICLE XII. DISSOLUTION, LIQUIDATION, AND TERMINATION...........................................................65
   12.1    Dissolution...........................................................................................65
   12.2    Liquidation and Termination...........................................................................65
   12.3    Provision for Contingent Claims.......................................................................67
   12.4    Deficit Capital Accounts..............................................................................68

ARTICLE XIII. AMENDMENT OF THE AGREEMENT.........................................................................68
   13.1    Amendments to be Adopted by the Company...............................................................68
   13.2    Amendment Procedures..................................................................................69

                                      iii


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
ARTICLE XIV. CERTIFICATED MEMBERSHIP INTERESTS...................................................................69
   14.1    Entitlement to Certificates...........................................................................69
   14.2    Multiple Classes of Interest..........................................................................69
   14.3    Signatures............................................................................................69
   14.4    Issuance and Payment..................................................................................70
   14.5    Restrictive Legend....................................................................................70
   14.6    Lost, Stolen or Destroyed Certificates................................................................70
   14.7    Transfer of Membership Interest.......................................................................71
   14.8    Registered Holders....................................................................................71

ARTICLE XV. OTHER MEMBER AGREEMENTS AND OBLIGATIONS..............................................................71
   15.1    Lateral Opportunities.................................................................................71
   15.2    Expansions............................................................................................73
   15.3    Certain Properties....................................................................................76

ARTICLE XVI. GENERAL PROVISIONS..................................................................................76
   16.1    Offset................................................................................................76
   16.2    Entire Agreement; Supersedure.........................................................................76
   16.3    Waivers...............................................................................................76
   16.4    Binding Effect........................................................................................76
   16.5    Member Deadlocks; Negotiations and Mediation..........................................................76
   16.6    Governing Law; Severability...........................................................................78
   16.7    Further Assurances....................................................................................78
   16.8    Exercise of Certain Rights............................................................................79
   16.9    Notice to Members of Provisions of this Agreement.....................................................79
   16.10   Counterparts..........................................................................................79
   16.11   Attendance via Communications Equipment...............................................................79
   16.12   Reports to Members....................................................................................80
   16.13   Checks, Notes and Contracts...........................................................................80
   16.14   Seal..................................................................................................80
   16.15   Books and Records.....................................................................................80
   16.16   Surety Bonds..........................................................................................80
   16.17   Audit Rights of Members...............................................................................80
   16.18   No Third Party Beneficiaries..........................................................................81
   16.19   Notices...............................................................................................81
   16.20   Remedies..............................................................................................82
   16.21   Disputes..............................................................................................82
   16.22   No Shop...............................................................................................86
   16.23   Member Trademarks.....................................................................................86
   16.24   Holding-Out...........................................................................................87

                       LIMITED LIABILITY COMPANY AGREEMENT


                                       OF

                        NEPTUNE PIPELINE COMPANY, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)


         This Limited Liability Company Agreement of Neptune Pipeline Company, L.L.C., dated as of January 17, 1997 (the "Formation Date"), is (a) adopted by the Members (as defined below) and (b) executed and agreed to, for good and valuable consideration, by the Members.

         WHEREAS, the Members desire to form the Company (defined below) in connection with the acquisition, construction, ownership and operation of certain pipelines;

         WHEREAS, the Company will own interests in Manta Ray Offshore Gathering Company, L.L.C. ("Manta Ray") and Nautilus Pipeline Company, L.L.C. ("Nautilus"); and


         WHEREAS, Manta Ray and Nautilus will acquire, construct, own and operate the Manta Ray System and the Nautilus System (each defined below), respectively.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the parties hereto hereby stipulate and agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         1.1 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

                  "Accelerated Volumes" means the increment of natural gas volumes produced from existing, flowing Dedicated Leases which require a Major Expansion Project pursuant to Section 15.2, provided that such volumes, for the purposes of this definition, shall be limited to Dedicated Leases from which the increases in volume are attributable to an acceleration of reserves production, and not an increase in overall reserves.

                  "Accessible Capacity" means that portion of the Base Capacity which is commercially useable for gas gathering or transportation taking into consideration hydraulics, geographic proximity and other similar factors to transport relevant Expansion Property Production.

                  "Act" means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

                  "Adjusted Capital Account" means the Capital Account maintained for each Member as of the end of each taxable year of the Company,
(a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation sections 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Member in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum chargeback pursuant to Section 5.1(d) or 5.1(e)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  "Adjusted Property" means any property, the Carrying Value of which has been adjusted pursuant to Section 4.5(a) and (d). Once an Adjusted Property is deemed distributed by, and recontributed to, the Company for federal income tax purposes upon a termination thereof pursuant to section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is further adjusted pursuant to Section 4.5.

                  "Affiliate" means, with respect to any relevant Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such relevant Person in question. As used herein, the term "control" (including its derivatives and similar terms) means owning, directly or indirectly, the power (i) to vote ten percent (10%) or more of the Voting Stock of any such relevant Person or (ii) to direct or cause the direction of the management and policies of any such relevant Person.

                  "Agreement" means this Limited Liability Company Agreement (including any schedules, exhibits or attachments hereto), as amended, supplemented or modified from time to time.

                  "Arbitrator" has the meaning given that term in Section 16.21.

                  "Arbitration Notice" has the meaning given that term in
Section 16.21.

                  "Asset Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the

Company using such reasonable method of valuation as it may adopt. The Company shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Asset Value of Contributed Properties in a single or integrated transaction among such properties on a basis proportional to their fair market value. The fair market value of the Contributed Properties described on Exhibit A shall be deemed to be the Asset Value of such Contributed Properties set forth therein.

                  "Available Cash" means unrestricted cash and cash equivalents of the Company less reasonable cash reserves, including, without limitation, those necessary for working capital and obligations or other contingencies of the Company. Available Cash shall not include any Initial Capital Contributions except to the extent that all of the Members agree that the applicable portion of any such Initial Capital Contribution is no longer needed to finance the construction of the Manta Ray Initial Facilities and the Nautilus Initial Facilities.

                  "Bankrupt Member" means any Member:

                  (a) that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties; or

                  (b) against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 90 days have expired without dismissal thereof or with respect to which, without the Member's consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties has been appointed and 60 days have expired without such appointments having been vacated or stayed, or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

                  "Base Capacity" means the maximum throughput capacity on the Manta Ray System or the Nautilus System, as applicable, immediately before the commencement of the relevant Major Expansion Project and any additional capacity thereafter created by any succeeding Major Expansion Project approved by Members holding at least the applicable Required Interest or, pursuant to Section 15.2, for which payout has occurred.

                  "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member's share of the Company's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member's Capital Account balance as maintained pursuant to Section 4.5 and the hypothetical balance of such Member's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles. The determination of Book-Tax disparity and a Member's share thereof shall be determined consistently with section 1.704-3(c) of the Treasury Regulations.

                  "Boxer Line" means a 12 inch pipeline owned by Shell Holding or its Affiliate running approximately eight miles from Green Canyon Block 65 to Green Canyon Block 19, and all related facilities, including, but not limited to, platform risers.

                  "Boxer Line Special Condition" means any condition, occurrence or event which is (i) caused by the gross negligence or willful misconduct of the Company, Ocean Breeze, Manta Ray or any Persons selected to operate the Boxer Line or (ii) covered by Manta Ray's insurance.

                  "Boxer Line Stub Period Income" means, with respect to the period beginning on the date hereof and ending on the Reconciliation Date, all Boxer Line Stub Period Revenues less all Boxer Line Stub Period Expenses.

                  "Boxer Line Stub Period Revenues" means, with respect to the period beginning on the date hereof and ending on the Reconciliation Date and without duplication, 100% of all operating revenues, gains and income from all operations attributable to the Boxer Line to the extent derived from any contract, agreement or similar arrangement in existence prior to the Formation Date.

                  "Boxer Line Stub Period Expenses" means, with respect to the period beginning on the date hereof and ending on the Reconciliation Date and without duplication, 100% of all cash operating expenses (including, without limitation, the cost of insurance), non-cash expenses, such as depreciation and amortization and the cost of repairs (including Shell Major Repairs) from all operations attributable to the Boxer Line except to the extent attributable to a Boxer Line Special Condition.

                  "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the State of Texas shall not be regarded as a Business Day.

                  "Capacity Request" has the meaning given that term in Section 15.2.

                  "Capital Account" means the capital account maintained for each Member pursuant to Section 4.5 herein.

                  "Capital Contribution" means any contribution by a Member to the capital of the Company, as contemplated by Section 4.5(a).

                  "Carrying Value" means (a) with respect to Contributed Property, the Asset Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions relating to such property charged to the Members' Capital Accounts, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.5(d)(i), (d)(ii), and (d)(iii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Company.

                  "Certificate" has the meaning given that term in Section 2.1.

                  "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

                  "Company" means Neptune Pipeline Company, L.L.C., a Delaware limited liability company.

                  "Company Minimum Gain" means the amount determined pursuant to Treasury Regulation section 1.704-2(d).

                  "Construction Agreements" means (i) the Construction Management Agreement between Shell Holding and Manta Ray, (ii) the Construction Management Agreement between Marathon Holding and Manta Ray, and (iii) the Construction Management Agreement between Marathon Holding, and Nautilus.

                  "Construction Certificate" has the meaning given that term in
Section 3.17.

                  "Contribution Agreement" means each Contribution Agreement of even date herewith between the Company, on the one hand, and the Members or their Affiliates, on the other hand.

                  "Contributed Property" means each property or other asset, in such form as may be permitted by the Act, but excluding cash or cash equivalents, contributed to the Company (or deemed contributed to the Company on termination and reconstitution thereof pursuant to section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to
Section 4.5(d), such property shall no longer constitute a Contributed Property for purposes of Section 5.2, but shall be deemed an Adjusted Property for such purposes.

                  "Costs" has the meaning given that term in Section 4.3(a)(ii)(3).

                  "CPR Institute" has the meaning given that term in Section 3.6(e).

                  "Dedication Agreements" means, collectively, (a) the Gas Gathering Agreements between (i) Shell Offshore Inc., Shell Deepwater Development Inc., and Shell Deepwater Production Inc., and Manta Ray and (ii) Marathon Oil Company and Manta Ray, (b) the Precedent Agreements relating to the Dedicated Leases, each dated as of even date herewith, between (i) Shell Offshore Inc., Shell Deepwater Development Inc., and Shell Deepwater Production Inc. and Nautilus, (ii) Marathon Oil Company and Nautilus, (c) the Service Agreements for Firm Transportation Service Under Rate Schedule FT-2 related to the Precedent Agreements described in (b) above, and (d) the Reserve Dedication and Discount Rate Agreements, each dated as of even date herewith, between (i) Shell Offshore Inc., Shell Deepwater Development Inc., Shell Deepwater Production Inc. and Nautilus and (ii) Marathon Oil Company and Nautilus , each individually a "Dedication Agreement."

                  "Dedicated Leases" means all oil, gas and mineral leases certain of the production from which is dedicated pursuant to any Dedication Agreement.

                  "Default" means, in respect of any Member, upon the occurrence and during the continuation of any of the following events:

                  (a) the failure to remedy, within seven Business Days of such Member's receipt of written notice thereof from the Company or any other Member, a Member's delinquency in making any Capital Contribution to the Company as required pursuant to Section 4.1 or 4.2;

                  (b) the occurrence of any event that causes such Member to become a Bankrupt Member; or

                  (c) the failure to remedy, within ten Business Days of receipt of written notice thereof from the Company or any other Member, the non-performance of or non-compliance with any other material agreements, obligations or undertakings of such Member contained in this Agreement or of such Member or any of its Affiliates contained in any Contribution Agreement if such non-performance or non-compliance with such Contribution Agreement could reasonably be expected to result in Losses to the Company of at least $1,000,000, in the aggregate.

                  "Default Interest Rate" means a rate per annum, compounded monthly equal to the lesser of (a) 4% plus the one year LIBOR rate quoted in the Wall Street Journal (or, in its absence, a similar publication) on the first day of the applicable month and (b) the maximum rate permitted by applicable laws.

                  "Delinquent Member" has the meaning given that term in Section 4.3(a).

                  "Dispute" has the meaning given that term in Section 16.21.

                  "Disputing Party" has the meaning given that term in Section 16.21.

                  "Economic Risk of Loss" has the meaning set forth in Treasury Regulation section 1.752-2(a).

                  "Eligible Citizen" means a Person qualified to hold leases, rights-of-way, permits, licenses or other similar agreements or documents issued by or entered into with the United States government, and whose status as a Member or Transferee does not or would not subject the Company to a substantial risk of cancellation or forfeiture of any such lease, right-of-way, permit, license or other similar agreement or document issued by or entered into with the United States government. As of the date hereof, "Eligible Citizen" means
(a) a citizen of the United States, (b) an association (including a partnership, joint tenancy in common) organized or existing under the Laws of the United States or any state or territory thereof, all of the members of which are citizens of the United States, (c) a corporation organized under the Laws of the United States or of any state or territory thereof, or (d) a limited liability company organized under the Laws of the United States or any state or territory thereof, not more than five percent of the voting stock, or of all the stock, of which corporation, to the best of its knowledge, is owned or controlled by citizens of countries that deny to United States citizens privileges to own stock in corporations holding oil and gas leases similar to the privileges of non-United States citizens to own stock in corporations holding an interest in oil and gas leases on federal lands.

                  "Exercising Member" has the meaning given that term in Section 15.2.

                  "Expanded Capacity" means, with respect to a relevant Major Expansion Project, the additional throughput capacity created on the Manta Ray System or the Nautilus System, as applicable, as a result of such relevant Major Expansion Project built pursuant to Section 15.2.

                  "Expanded Capacity Revenues" means revenues from gathering services, if such expansion relates to the Manta Ray System, or from transportation services, if such expansion relates to the Nautilus System, and from any other services provided by the relevant Subsidiary of the Company attributable to the Expanded Capacity Volumes.

                  "Expanded Capacity Volumes" means, for the relevant month, the lesser of (i) the Expanded Capacity or (ii) the sum of Expansion Property Production and Incremental Volumes.

                  "Expansion Liquidation Value" has the meaning given that term in Section 12.2(c).

                  "Expansion Option" has the meaning given that term in Section 15.2.

                  "Expansion Option Notice" has the meaning given that term in
Section 15.2.

                  "Expansion Option Period" has the meaning given that term in
Section 15.2.

                  "Expansion Property" has the meaning given that term in
Section 15.2.

                  "Expansion Property Production" has the meaning given that term in Section 15.2.

                  "FERC" means the Federal Energy Regulatory Commission or any successor or replacement Person.

                  "FERC Certificate" means the initial Certificate of Public Convenience and Necessity authorizing Nautilus to provide transportation services on the Nautilus System and approving the initial rates, terms and conditions of service.

                  "Foreclosure Transfer" means any Transfer resulting from any judicial or non-judicial foreclosure by the holder of a Security Interest or any Transfer to the holder of a Security Interest in connection with a workout or similar arrangement or any transfer from the holder of a Security Interest.

                  "Formation Date" has the meaning given that term in the preamble.

                  "GAAP" means generally accepted accounting principles, consistently applied.

                  "Gas Contract" means any contract, agreement or other obligation of any of the Company, Manta Ray or Nautilus to purchase fuel gas, buy or sell linepack gas or transport, exchange, gather, process or otherwise handle natural gas.

                  "General Interest Rate" means a rate per annum, compounded monthly, equal to the lesser of (a) the sum of the one year LIBOR rate quoted in the Wall Street Journal (or, in its absence, a similar publication) on the first day of the applicable month, plus one percent and (b) the maximum rate permitted by applicable laws.

                  "Incremental Volumes" means, with respect to a relevant month, the aggregate volumes gathered or transported by the Manta Ray System or the Nautilus System, as applicable, in excess of the Base Capacity, plus the relevant Expansion Property Production; provided, however, that the Incremental Volumes shall be applied to Major Expansion Projects which have not paid out pursuant to Section 15.2 in chronological order of completion.

                  "Initial Capital Contribution" has the meaning given that term in Section 4.1 herein.

                  "Lateral" means any newly constructed natural gas pipeline, lateral, segment or extension that directly connects or is proposed to directly connect to the

Company's (or any of its Subsidiaries') then existing natural gas pipelines, laterals, segments or extensions.

                  "Lateral Connection Point" means, (i) with respect to any proposed natural gas pipeline, lateral, segment or extension that is proposed to connect one or more wells to the Company's (or its Subsidiary's) existing pipelines, laterals, segments or extensions, the closest and most practical connection point or points, taking into account the location of the relevant well or wells and the Company's (or its Subsidiaries') existing pipelines, laterals or segments, where sufficient capacity for gas to be produced from wells connected to such proposed pipeline, lateral or segment is available (or could be made available by acquiring, constructing or otherwise obtaining additional facilities in accordance with the terms of Section 7.2 or Section 15.2) or (ii) any other mutually agreeable interconnection point.

                  "Lateral Opportunity" has the meaning given that term in
Section 15.1.

                  "Lateral Opportunity Notice" has the meaning given that term in Section 15.1.

                  "Laws" means the laws, rules, regulations, decrees and orders of the United States of America and all other governmental authorities having jurisdiction, whether such Laws now exist or hereafter come into effect.

                  "Leviathan Gas Pipeline Companies" means Leviathan Gas Pipeline Partners, L.P. and any direct or indirect Subsidiary thereof.

                  "Leviathan Holding" means Sailfish Pipeline Company, L.L.C.

                  "Leviathan Major Repairs" means all repairs resulting from Losses to the Manta Ray Phase I Facilities prior to the Reconciliation Date, except to the extent such Losses result from or constitute a Manta Ray Special Condition.

                  "Leviathan Reconciliation Date Income" has the meaning given that term in Section 4.5(c)(iii).

                  "Lending Member" has the meaning given that term in Section 4.3(a)(ii).

                  "Liquidator" has the meaning given that term in Section 12.2.

                  "Loss" or "Losses" means, subject to the limitations set forth in Section 16.20, any actions, claims, settlements, judgments, demands, liens, losses, damages, fines, penalties, interest, costs, expenses (including, without limitation, expenses attributable to the defense of any actions or claims), attorneys' fees and liabilities.

                  "Major Expansion Project" means, other than a Lateral which connects at a Lateral Connection Point, any physical enhancement or series of physical enhancements which would increase the Base Capacity of any then existing pipeline, lateral, segment, extension or other significant natural gas handling facility owned, leased or otherwise controlled by the Company, Nautilus or Manta Ray, including, without limitation, adding compression to one or more existing pipelines, laterals, segments or extensions or constructing a new pipeline, lateral, segment or extension (which does not constitute a Lateral which connects at a Lateral Connection Point).

                  "Majority Interest" means, subject to and in accordance with
Section 7.5, any Member (together with its Affiliated Members) and at least one other non-Affiliated Member having among them more than 50% of the Membership Interests of all Members; provided, however, any single Member (together with its Affiliated Members) shall constitute a "Majority Interest" only if such Member (together with its Affiliated Members) owns at least 76% of the Membership Interest of all of the Members.

                  "Manta Ray" means Manta Ray Offshore Gathering Company, L.L.C.

                  "Manta Ray Initial Facilities" means the Manta Ray Phase I Facilities, the Manta Ray Phase II Facilities and the Boxer Line.

                  "Manta Ray Phase I Facilities" means those assets, other than cash, contributed as of even date herewith by Poseidon Pipeline Company, L.L.C. and Manta Ray Gathering Company, L.L.C., as more particularly described in part I.A. of "Exhibit B."

                  "Manta Ray Phase II Facilities" means the natural gas pipelines and related facilities described in Part I.B. of Exhibit B and to be constructed pursuant to that certain Construction Agreement dated as of even date herewith between Manta Ray and Shell Holding and the Construction Agreement between Marathon Holding and Manta Ray.

                  "Manta Ray Special Condition" means any condition, occurrence or event which is (i) caused by the gross negligence or willful misconduct of the Company, Ocean Breeze, Manta Ray or any Person selected to operate the Manta Ray Phase I Facilities or (ii) covered by Manta Ray's insurance.

                  "Manta Ray Stub Period Income" means, with respect to the period beginning on the date hereof and ending on the Reconciliation Date, all Manta Ray Stub Period Revenues less all Manta Ray Stub Period Expenses.

                  "Manta Ray Stub Period Revenues" means, with respect to the period beginning on the date hereof and ending on the Reconciliation Date and without duplication, 100% of all operating revenues, gains and income from all operations attributable to the Manta Ray Phase I Facilities except to the extent related to New Business.

                  "Manta Ray Stub Period Expenses" means, with respect to the period beginning on the date hereof and ending on the Reconciliation Date and without duplication, 100% of all cash operating expenses (including, without limitation, the cost of insurance), non-cash expenses, such as depreciation and amortization and the cost of repairs (including Leviathan Major Repairs) from all operations attributable to the Manta Ray Phase I Facilities except to the extent attributable to (i) New Business or (ii) a Manta Ray Special Condition.

                  "Manta Ray System" means the Manta Ray Initial Facilities and any other natural gas pipelines and related facilities constructed, purchased or otherwise acquired by Manta Ray in accordance with the terms and conditions of this Agreement and Manta Ray's Limited Liability Company Agreement.

                  "Marathon Gas Pipeline Companies" means (i) Marathon Pipe Line Company, (ii) Marathon Holding and (ii) any direct or indirect Subsidiaries of
(i) and (ii).

                  "Marathon Holding" means Marathon Gas Transmission Inc.

                  "Member" means any Person executing this Agreement as of even date herewith as a Member or any Person hereafter admitted to the Company as an additional Member or Substituted Member as provided in this Agreement, but does not include any Person who has ceased to be a Member in the Company.

                  "Membership Interest" means, subject to and in accordance with
Section 7.5, the ownership interest (on a percentage basis) of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve, which ownership interest is more particularly described and identified in Article III and Exhibit A.

                  "Minimum Gain Attributable to Member Nonrecourse Debt" means that amount determined in accordance with the principles of Treasury Regulation section 1.704 2(i)(3).

                  "NGA" means the Natural Gas Act of 1938, as amended from time to time.

                  "Nautilus" means Nautilus Pipeline Company, L.L.C.

                  "Nautilus Initial Facilities" means the natural gas pipelines and related facilities as more particularly described in Part II of Exhibit B and to be constructed pursuant to that certain Construction Agreement dated as of even date herewith between Nautilus and Marathon Holding.

                  "Nautilus System" means the Nautilus Initial Facilities, and any other natural gas pipelines and related facilities constructed, purchased or otherwise acquired by Nautilus in accordance with the terms and conditions of this Agreement and Nautilus' Limited Liability Company Agreement.

                  "Net Asset Value" means (a) in the case of any Contributed Property, the fair market value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed; provided, however, the fair market value of the Contributed Property described on Exhibit A shall be deemed to be the Asset Value of such Contributed Property set forth therein, and (b) in the case of any property distributed to a Member or Transferee by the Company, the Company's Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member or Transferee upon such distribution or to which such property is subject at the time of distribution as determined under section 752 of the Code.

                  "Net Income" means, for any taxable period, the excess, if any, of the Company's items of income and gain for such taxable period over the Company's items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with
Section 4.5(b) and shall not include any items specifically allocated under Sections 5.1(c) through 5.1(j). For purposes of Sections 5.1(a) and (b), in determining whether Net Income has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to
Section 4.5(d)(i), (d)(ii) and (d)(iii) shall be treated as an item of gain or loss in computing Net Income.

                  "Net Loss" means, for any taxable period, the excess, if any, of the Company's items of loss and deduction for such taxable period over the Company's items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.5(b) and shall not include any items specifically allocated under Sections 5.1(c) through 5.1(j). For purposes of Sections 5.1(a) and (b), in determining whether Net Loss has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 4.5(d)(i), (d)(ii) and (d)(iii) shall be treated as an item of gain or loss in computing Net Loss.

                  "New Business" means, without duplication, (a) all revenues, expenses, repair costs and net cash flows resulting from gas volumes produced from the Dedicated Leases that flow on the Manta Ray Phase I Facilities pursuant to the Dedication Agreements, (b) all revenues, expenses, repair costs and net cash flows resulting from gas volumes flowing into the Manta Ray Phase II Facilities and then into the Manta Ray Phase I Facilities, (c) all revenues, expenses, repair costs and net cash flows resulting from gas volumes flowing solely on the Manta Ray Phase II Facilities and/or the Nautilus System, but not flowing on the Manta Ray Phase I Facilities, and (d) all revenues, expenses, repair costs and net cash flows relating to gas processing contracts or any operations other than gathering or transporting natural gas.

                  "Non-Cash Consideration" has the meaning given that term in
Section 3.6(e) herein.

                  "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 5.2(b)(i)(A), 5.2(b)(ii)(A) or 5.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

                  "Nonrecourse Debt" has the meaning set forth in Treasury Regulation section 1.704-2(b)(4).

                  "Nonrecourse Deductions" means any and all items of loss, deduction, or expenditure (described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

                  "Nonrecourse Liability" has the meaning assigned to such term in Treasury Regulation section 1.704-2(b)(3).

                  "Non-Transferring Members" has the meaning given that term in
Section 3.6(e) herein.

                  "Obligation" has the meaning given that term in Section 4.3(a)(ii)(2).

                  "Ocean Breeze" means Ocean Breeze Pipeline Company, L.L.C.

                  "Offer Notice" has the meaning given that term in Section 3.6(e).

                  "Operating Agreements" means collectively the Operating Agreement between Shell Holding and Manta Ray, the Operating Agreement between Manta Ray Gathering Company, L.L.C. and Manta Ray, the Operating Agreement between Marathon Holding and Manta Ray, the Operating Agreement between Marathon Holding and Nautilus, and the Operating Agreement between Shell Holding and Nautilus, and the Operating Agreement between the Company and Shell Holding.

                  "Option Period" has the meaning given that term in Section 3.6(e) herein.

                  "Payout Amount" means an amount of money equal to 150% of the amount of the actual out-of-pocket capital cost of the relevant Major Expansion Project; provided, however that to the extent the Company, Ocean Breeze, Nautilus or Manta Ray, as applicable, elects to prepay all or any portion of the unamortized portion of the principal amount of the Payout Balance in accordance with Section 15.2, such Payout Amount shall be reduced as described in Section 15.2(c).

                  "Person" means any individual or entity, including, without limitation, any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or government (including any board, agency, political subdivision or other body thereof).

                  "Proceeding" has the meaning given that term in Section 8.1.

                  "PUHCA" means the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder.

                  "Recapture Income" means any gain recognized by the Company (computed without regard to any adjustment required by section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

                  "Reconciliation Adjustment" means, with respect to each relevant Capital Contribution, an additional amount to be credited to the contributing Member's Capital Account as of the Reconciliation Date in an amount equal to a carrying charge on such Capital Contribution calculated from the first day of the calendar month in which the Company actually spends the contributed capital to the Reconciliation Date at a rate per annum, compounded monthly, equal to 8.28%.

                  "Reconciliation Date" means the first day of the calendar month immediately following the calendar month in which any of the following events first occurs: (i) production from the Troika Field (Green Canyon Blocks 244 et al.) first flows on the Manta Ray System and the Nautilus System, (ii) the Nautilus System and Manta Ray System are each transporting from the Dedicated Leases an average of at least 140,000,000 cubic feet of natural gas per day pursuant to the Dedication Agreements during any consecutive 60 day period or (iii) December 1, 1999.

                  "Record Date" means the date established by the Company for determining (a) the identity of Members (or Transferees, if applicable) entitled to notice of, or to vote at, any meeting of Members or entitled to vote by ballot or give approval of Company action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Members or (b) the identity of Record Holders entitled to receive any report or distribution.

                  "Record Holder" means the Person in whose name a Membership Interest is registered on the books of the Company as of the opening of business on a particular Business Day.

                  "Rejected Lateral Opportunity" has the meaning given that term in Section 15.1.

                  "Relevant Area" means the Eugene Island, Rabbit Island, Ship Shoal, South Timbalier, Grand Isle, Ewing Bank, Green Canyon areas of the Gulf of Mexico, offshore state waters adjacent to St. Mary Parish, Louisiana and onshore St. Mary Parish, Louisiana from the coast to Garden City and such other offshore areas of the

Gulf of Mexico or onshore area into which the Nautilus System or Manta Ray System expands.

                  "Required Interest" means, subject to and in accordance with
Section 7.5, the applicable percentage of Membership Interests of all Members required to authorize or approve a relevant act of the Company, including, without limitation, a Majority Interest, a Super-Majority Interest or all Membership Interests, as applicable.

                  "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 5.2(b)(i)(A) or 5.2(b)(ii)(A), to eliminate Book Tax Disparities.

                  "Security Interest" means any security interest, lien, mortgage, encumbrance, hypothecation, pledge, or other obligation, whether created by operation of law or otherwise, created by any Person in any of its property or rights as part of a bona fide arms-length securitization transaction.

                  "Service" means the Internal Revenue Service.

                  "Shell Gas Pipeline Companies" means (i) Shell Gas Pipeline Company, (ii) Shell Holding and (iii) any direct or indirect Subsidiary of either (i) or (ii).

                  "Shell Holding" means Shell Seahorse Company.

                  "Shell Major Repairs" means all repairs resulting from Losses to the Boxer Line prior to the Reconciliation Date, except to the extent such Losses result from or constitute a Boxer Line Special Condition.

                  "Shell Reconciliation Date Income" has the meaning given that term in Section 4.5(c)(iii).

                  "Subject Interest" has the meaning given that term in
Section 3.6(e).

                  "Subsidiary" means, with respect to any relevant Person, any other Person that is controlled (directly or indirectly) and more than 50%-owned (directly or indirectly) by the relevant Person. For purposes of this definition, the term control means the ability to direct the management or policies of such Person by ownership of voting interest, contract or otherwise.

                  "Substituted Member" means a Person who is admitted as a Member of the Company at such time as such Person has complied with the requirements of Section 3.5, in place of and with all the rights of a Transferor and who is shown as a Member on the books and records of the Company.

                  "Super-Majority Interest" means, subject to and in accordance with Section 7.5, any Member (together with its Affiliated Members) and at least one other non-Affiliated Member having among them more than 74% of the Membership Interests of all Members.

                  "Tax Matters Member" has the meaning given that term in
Section 9.3.

                  "Termination Right" has the meaning given that term in Section 3.17.

                  "Termination Time" has the meaning given that term in Section 3.17.

                  "Transfer" or "Transferred" means, other than granting a Security Interest, (i) a voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation (in each case, with or without consideration) of any rights, interests or obligations with respect to all or any portion of any Membership Interest including, without limitation, a Foreclosure Transfer, or (ii) (A) the sale of all or substantially all of a Member's assets to a Person that is not an Affiliate of such Member prior to such sale, (B) a merger or consolidation involving a Member and a Person that is not an Affiliate of such Member prior to such merger or consolidation, or (C) a transfer, directly or indirectly, in one or more transactions, of a majority of the equity interests in a Member to a Person that is not an Affiliate of such Member prior to such transfer; provided, however, that a transfer, directly or indirectly, of the equity ownership (including, without limitation, a merger, consolidation, share exchange or similar transaction) or of all or substantially all of the assets of the direct or indirect parent of any Member shall not be considered a Transfer hereunder.

                  "Transferee" means a Person who receives all or part of a Member's Membership Interest through a Transfer but who has not become a Substituted Member.

                  "Transferor" means a Member, Substituted Member or a predecessor Transferor who Transfers a Membership Interest.

                  "Transferring Member" has the meaning given that term in
Section 3.6(e) herein.

                  "Treasury Regulation" shall have the meaning set forth in
Section 3.9.

                  "Unrealized Gain" attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.5(d) as of such date). In determining such Unrealized Gain, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company using such reasonable method of valuation as it may adopt.

                  "Unrealized Loss" attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.5(d) as of such date) over (b) the fair market value of such property as of such date. In determining such Unrealized Loss, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company using such reasonable method of valuation as it may adopt.

                  "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons with management authority performing similar functions) of such Person.

                  "Withdrawing Member" shall have the meaning given that term in
Section 12.2(d).

         1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning so given. Whenever the context requires, the singular shall include the plural, and the plural, shall include the singular.

         1.3 CONSTRUCTION. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is incorporated herein for all purposes. Articles and other titles or headings are for convenience only and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument.

                                  ARTICLE II.

                                  ORGANIZATION

         2.1 FORMATION. The Company has been organized as a Delaware limited liability Company by the filing of a Certificate of Formation (the "Certificate") with the Secretary of State of the State of Delaware pursuant to the Act.

         2.2 NAME. The name of the Company is Neptune Pipeline Company, L.L.C. and all Company business must be conducted in that name or such other names that comply with applicable law as the Company may select from time to time.

         2.3 PRINCIPAL OFFICE IN THE UNITED STATES; OTHER OFFICES. The principal office of the Company in the United States shall be at 200 N. Dairy Ashford, Houston, Texas 77079, or at such other place as the Company may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Members may designate from time to time.

         2.4 PURPOSE. The sole purpose of the Company is to own interests in Manta Ray and Nautilus, which shall acquire, construct, own and operate the Manta Ray System and the Nautilus System, respectively. Except for activities related to such purposes, there are no other authorized business purposes of the Company. The Company shall not engage in any activity or conduct inconsistent with such purposes, including, without limitation, entering into any hedging, futures, derivatives or similar transaction.

         2.5 FOREIGN QUALIFICATION. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Company shall comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company, and, if necessary, keep the Company in good standing, in that jurisdiction.

         2.6 TERM. Subject to earlier termination pursuant to other provisions of this Agreement (including those contained in Article XII), the term of the Company shall be from the date of this Agreement through and including December 31, 2046.

         2.7 MERGERS AND EXCHANGES. Except as otherwise provided in this Agreement or by applicable Laws, the Company may be a party to any (i) merger,
(ii) consolidation, (iii) exchange or acquisition or (iv) any other type of reorganization.

         2.8 BUSINESS OPPORTUNITIES--NO IMPLIED DUTY OR OBLIGATION. Except to the extent expressly provided in this Section 2.8 or Article XV, the Members and their respective Affiliates may engage, directly or indirectly, without the consent of the other Members or the Company, in other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including without limitation, business of a nature which may be competitive with or the same as or similar to the business of the Company, regardless of the geographic location of such business, and without any duty or obligation to account to the other Members or the Company in connection therewith; provided, however, that each Member (or any Affiliate thereof) shall jointly solicit on behalf of, and offer to, Manta Ray any opportunity to acquire or otherwise obtain the gas processing rights of Persons who are not Members (or Affiliates of Members) with respect to the gas shipped by such Person on the Nautilus System for delivery to the Garden City Gas Plant for processing, if capacity exists or can be obtained under the Processing Agreement, before such Member (or applicable Affiliate) shall be entitled to acquire or otherwise obtain such gas processing rights and no Member (or any Affiliate thereof) shall compete with Manta Ray or otherwise participate in processing arrangements with respect to such gas; provided, however, that if any Member or any Affiliate thereof has purchased the Garden City Gas Plant and subsequently expands such plant's capacity in excess of that contemplated by the processing agreement, any obligation of such Member (including its Affiliates created by this Section 2.8 shall be waived and extinguished to the extent such obligation relates to capacity created by such expansion; and provided, further, that if any Member or any Affiliates thereof have acquired interests which sum to less than 100% of the interests in the Garden City Gas Plant, any obligation of such Members (including their Affiliates) created by this Section 2.8 shall be waived and extinguished to the extent inconsistent with the duties and obligations of such Members (including their Affiliates) to the other interest owners in the Garden City Gas Plant. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations or subject the Members to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members of the Company.

                                  ARTICLE III.
                       MEMBERSHIP INTERESTS AND TRANSFERS

         3.1 INITIAL MEMBERS. The initial Members of the Company are the Persons executing this Agreement as of the date hereof in such capacity, each of which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of this Agreement.

         3.2 NUMBER OF MEMBERS. The number of Members of the Company shall never be fewer than two.

         3.3 MEMBERSHIP INTERESTS. The Members agree that each Member's ownership in the Company shall be that which is set forth in Exhibit A, as amended from time to time in accordance with the terms of this Agreement.

         3.4 REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants to the Company and each other Member that (a) it is duly formed, validly existing and (if applicable) in good standing under the Laws of the state of its formation, and if required by Laws is duly qualified to do business and (if applicable) is in good standing in the jurisdiction of its principal place of business (if not formed therein); (b) that Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken; (c) that Member has duly executed and delivered this Agreement and it is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors' rights and general principles of equity (whether applied in a proceeding in a court of law or equity); (d) that Member's authorization, execution, delivery, and performance of this Agreement does not conflict with any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; (e) that Member is an Eligible Citizen and will remain an Eligible Citizen for so long as such Member remains a Member of the Company; (f) neither that Member nor any of its Affiliates or Subsidiaries nor any Person in which it owns an equity interest is a "holding company," a "subsidiary company" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" as each of such terms is defined in PUHCA (unless such Member, Affiliate, Subsidiary, or Person has received an exemption from registering under the PUHCA), and the ownership of a Membership Interest by such Member does not, and, for so long as such Member owns a Membership Interest, will not, cause the Company, its Subsidiaries or the other Members to be subject to or adversely affected by PUHCA (including any approval requirements arising under Section 9(a)(2) of PUHCA); and (g) it (i) has been furnished with or given adequate access to such information about the Company and the Membership Interest as the Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and that Member's Membership Interest therein, (iii) has adequate means of providing for its current needs and possible individual contingencies and is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (v) is an "accredited investor" within the meaning of "accredited investor" under Regulation D of the Securities Act of 1933, as amended, and (vi) understands and agrees that its Membership Interest shall not be sold, pledged, hypothecated or otherwise transferred except in accordance with the terms of this Agreement and pursuant to an applicable exemption from registration under the Securities Act of 1933 and other applicable securities Laws. Upon the occurrence and during the continuation of any event or condition which would cause a Member to be in breach of a representation or warranty contained in Section 3.4(e) or (f), the breaching Person shall be treated as a Transferee who has not become a Substituted Member in accordance with the terms of Section 3.5(c).

         3.5 RESTRICTIONS ON THE TRANSFER OF A MEMBERSHIP INTEREST. A Member may Transfer all or part of a Membership Interest only in accordance with applicable Laws and the provisions of this Agreement, including the following provisions of this Section. Any purported Transfer in breach of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize any such prohibited Transfer.

                  (a) A Membership Interest shall not be Transferred except pursuant to an applicable exemption from registration under the Securities Act of 1933 and other applicable securities Laws;

                  (b) Except as otherwise provided in this Agreement or by applicable Laws, a Transfer of a Membership Interest shall be effective only to give the Transferee the right to receive the share of allocations and distributions to which the Transferor would otherwise be entitled, and no Transferee of a Membership Interest shall have the right to become a Substituted Member;

                  (c) Unless and until a Transferee is admitted as a Substituted Member, (i) the Transferee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder other than to receive its share of allocations and distributions pursuant to Section
         3.5 (b), and (ii) the Member who has Transferred all or any part of its Membership Interest to such Transferee shall cease to be a Member with respect to such Membership Interest upon Transfer of such Membership Interest and thereafter shall have no further powers, rights and privileges as a Member hereunder with respect to such Membership Interest (to the extent so Transferred), but shall, unless otherwise relieved of such obligations, remain liable for all obligations and duties as a Member with respect to such Membership Interest; provided, however, that if the Transferee reconveys such Membership Interest to the Transferor within ten days after the Transferor becomes aware that the Transferee will not become a Substituted Member, the Transferor shall once again be entitled to all of the powers, rights and privileges of a Member hereunder;

                  (d) Subject to compliance with the terms and conditions of
         Section 3.6, a Transferee may become a Substituted Member if the Transferee agrees in writing to be bound by all the terms and conditions, as then in effect, of this Agreement;

                  (e) At the time all of the provisions of Sections 3.5, 3.6 and
         3.7 are complied with, (i) a Substituted Member shall have all of the powers, rights, privileges, duties, obligations and liabilities of a Member, as provided in this Agreement and by applicable Laws to the extent of the Membership Interest so Transferred and (ii) the Member who Transferred the Membership Interest shall be relieved of all of the obligations and liabilities with respect to such Membership Interest; provided that such Member shall remain fully liable for all liabilities and obligations relating to such Membership Interest that accrued prior to such Transfer;

                  (f) The Company may, in its reasonable discretion, charge a Member a reasonable fee to cover administrative expenses necessary to effect the Transfer of all or part of such Member's Membership Interest;

                  (g) In the absence of the substitution (as provided herein) of a Transferee for a Transferor, any payment by the Company to the Transferor shall acquit the Company and the Members of all liability to any other Persons who may be interested in such payment by reason of a Transfer by such Member;

                  (h) Notwithstanding any term or condition contained in Sections 3.5, 3.6 and 3.7, any Person shall have the right to grant a Security Interest in any rights or obligations such Person may have arising from or related to this Agreement, the Company or any interest therein and make a Transfer in connection with any such Security Interest; provided that such Security Interest is not created in violation of Sections 3.5(a) and (i) of this Agreement and any other provisions contained in this Agreement and the Company is promptly notified in writing of such Security Interest; and

                  (i) Each Member or Transferee agrees not to Transfer all or any part of its Membership Interest (or take or omit any action, filing, election, or other action which could result in a deemed Transfer) if such Transfer (either considered alone or in the aggregate with prior Transfers by the same Member or any other Members or Transferees) would result in the termination of the Company for federal income tax purposes. Such an attempted Transfer is void ab initio.

                  (j) Notwithstanding any contrary provision contained in this Agreement, no Person shall Transfer to any other Person such Person's rights or obligations arising from or related to this Agreement, the Company or any interest therein if such Transfer would result in violation of the Act or any other Laws. Any such attempted Transfers are void ab initio.

         3.6 TRANSFER RESTRICTIONS.

                  (a) Neither the Company nor any of the Members shall be bound or otherwise affected by any Transfer of Membership Interest of which such Person has not received notice pursuant to Section 3.7.

                  (b) Any Member's Membership Interest may be Transferred to an Affiliate of such Member; provided, that, if the Transferor's Membership

         Interest is subject to a guaranty, the guaranty shall apply to the Transferee and its Membership Interest. Notwithstanding the foregoing, any such Transfer shall be void and have no effect unless such Transfer is made simultaneously with an equal and proportionate transfer of membership interest in Ocean Breeze Pipeline Company, L.L.C.

                  (c) Subject to the right of first refusal set forth in Section 3.6(e), a Member may Transfer all or any portion of its Membership Interest to any Person that has a net worth calculated in accordance with GAAP of not less than $150,000,000 immediately prior to the Transfer; provided that such net worth requirement shall not apply in the case of a Foreclosure Transfer. Notwithstanding the foregoing, any such Transfer shall be void and have no effect unless such Transfer is made simultaneously with an equal and proportionate transfer of membership interest in Ocean Breeze Pipeline Company, L.L.C.

                  (d) Except with respect to a Foreclosure Transfer, a Member in Default shall not Transfer its Membership Interest.

                  (e) Except with respect to Transfers according to the terms of
         Section 3.6(b), any Member who desires to Transfer all or any portion of its Membership Interest ("Transferring Member") to a ready, willing and able Transferee shall first offer to transfer such Membership Interest and the related membership interest in Ocean Breeze Pipeline Company, L.L.C. (collectively, the "Subject Interest") to the other Members (the "Non-Transferring-Members") as a group. Such offer shall be made by an irrevocable written offer (the "Offer Notice") to transfer all of the Subject Interest which the Transferring Member desires to Transfer and shall contain a complete description of the transaction in which the Transferring Member proposes to Transfer the Subject Interest, including, without limitation, the name of the ready, willing and able Transferee and the consideration specified. The Non-Transferring Members shall have 45 days (the "Option Period") after actual receipt of the Offer Notice within which to advise the Transferring Member whether or not they will acquire all of such Subject Interest upon the terms and conditions contained in the Offer Notice. If, within the Option Period, one or more Non-Transferring Members elect to acquire such Subject Interest, then such Non-Transferring Member or Members shall close such transaction in accordance with Section 3.6(f) no later than the later to occur of (i) the closing date set forth in the Notice Offer or (ii) 60 days after the last day of the Option Period.

                  If any Non-Transferring Member does not elect to acquire its proportionate share of the Subject Interest being transferred, the remaining Non-Transferring Members shall have the right to acquire an equal and undivided portion of the remaining Subject Interest based on the relation of their Membership Interest to the Membership Interest of all Non-Transferring Members desiring to acquire a portion of such Membership Interest. The right herein created in favor of the Non-Transferring

Members as a group is an option to acquire all, or none, of the Subject Interest offered for sale by the Transferring Member. If the Non-Transferring Members as a group decline to acquire all of the Subject Interest of the Transferring Member in accordance with this Section 3.6(e), the Transferring Member may Transfer such Subject Interest to the Transferee named in the Offer Notice delivered to the Non-Transferring Members upon the terms described in such Offer Notice. If such Transfer does not occur in accordance with the terms of such Offer Notice, the Transferring Member shall again be subject to the provisions of this Section 3.6(e).

                  Upon consummation of any such Transfer (whether to a Member or any other Person), such Transferee and its Membership Interest shall automatically become a party to and be bound by this Agreement and shall thereafter have all of the rights and obligations of a Member hereunder. Notwithstanding the foregoing, all Transfers pursuant to this Section 3.6(e) must also comply with and be governed by this Agreement, including any restrictions on Transfers therein and on any Transferee becoming a Substituted Member.

                  If any portion of the consideration set forth in the Offer Notice is to be paid in a form other than cash or cash equivalents (including real or personal property, promissory notes, securities, contractual benefits, assumption of liabilities or anything else of value) ("Non-Cash Consideration"), the Transferring Member shall state in its Offer Notice its determination of the aggregate fair market value of such Non-Cash Consideration (which, in the case of marketable securities, shall be the market price of such securities). If a majority in interest of the Non-Transferring Members (calculated without reference to the Membership Interest of the Transferring Member) disagree with such determination, they shall notify the Transferring Member of such disagreement within 5 Business Days of receiving the Offer Notice. If such dispute is not resolved within 5 Business Days after such notice, any Member may submit such dispute to binding arbitration by delivering an arbitration notice to the other Members and the Company. The Member initiating arbitration shall also simultaneously file duplicate copies of its notice of arbitration with the regional office of the CPR Institute for Dispute Resolution (the "CPR Institute") covering Houston, Texas, together with the appropriate fee as provided in the CPR Institute's administrative fee schedule. The notice of arbitration shall contain a brief description of the nature of the dispute to be arbitrated. With respect to any such arbitration, the Members hereby agree that:
(i) the single arbitrator shall be an appraiser or investment banking firm having expertise in the valuation of the types of assets represented by the Non-Cash Consideration; (ii) the arbitration proceedings shall be held in Houston, Texas at such location selected by the arbitrator; (iii) all arbitration proceedings under this Section shall be conducted in accordance with the Commercial Arbitration Rules of the CPR Institute, as then amended and in effect; and such rules shall be interpreted and applied and questions regarding the arbitration process not resolved under such rules shall be determined in accordance with the Uniform Arbitration Act, as enacted in the State of Delaware; provided, however, that the arbitrator shall resolve such dispute with respect to the application and/or interpretation of such rule or rules within ten days from the day a Member submitted its notice of arbitration to the other Members, the Company and the

CPR Institute; (iv) within 5 Business Days following the receipt of the initial arbitration notice by the Company, the Transferring Member and a designee of the majority in interest of the Non-Transferring Members shall each submit to each of the other Members, the Company and the CPR Institute a response in which it proposes a single determination of the fair market value; and (v) the arbitrator shall be required to select either the determination of the Transferring Member or the determination of the designee of such majority in interest. The consideration shall then be an amount of money, payable in cash, equal to the total consideration stated in the Offer Notice, including the Fair Market Value of any Non-Cash Consideration as determined in accordance with this Section.

                  (f) At the closing of the Transfer of a Membership Interest pursuant to this Agreement, the Transferee shall deliver to the Transferor the full consideration agreed upon. Any membership interest transfer or similar taxes involved in such sale shall be paid by the Transferor, and the Transferor shall provide the Transferee with such evidence of the Transferor's authority to Transfer hereunder and such tax lien waivers and similar instruments as the Transferee may reasonably request.

                  (g) If any governmental consent or approval is required with respect to any Transfer, the Transferee shall have a reasonable amount of time (not to exceed 60 days from the date upon which such Transfer would have been otherwise consummated in accordance with the terms of this Agreement) to obtain such consent or approval. All Members shall use reasonable, good faith efforts to cooperate with the Transferee attempting to obtain, and to assist in timely obtaining, such consent or approval; provided that no Member shall be required to incur any out-of-pocket costs in connection with such cooperation and assistance. After the expiration of such waiting period, such Transferee shall forfeit its rights to acquire the Subject Interest with respect to such specific transaction; provided, however, that such forfeiture shall not limit or otherwise affect the forfeiting Transferee's rights with respect to any subsequent proposed Transfer.

                  (h) No Transfer of a Membership Interest shall effect a release of the Transferor from any liabilities or obligations to the Company or the other Members that accrued prior to the Transfer.

         3.7 DOCUMENTATION; VALIDITY OF TRANSFER. The Company may not recognize for any purpose any purported Transfer of all or any part of a Membership Interest unless and until the applicable provisions of Sections 3.5 and 3.6 have been satisfied and the Company has received, on behalf of the Company, a document in a form acceptable to the Company executed by both the Transferor (or if the Transfer is on account of the death, incapacity, or liquidation of the Member, its representative) and the Transferee. Such document shall (i) include the notice address of any Person to be admitted to the Company as a Substituted Member and such Person's agreement to be bound by this Agreement with respect to the Membership Interest or part thereof being obtained, (ii) set forth the Membership Interest after the Transfer of the Transferor and the Person to which the Membership Interest or part thereof is Transferred (which together must total the Membership Interest of the Transferor before the Transfer), (iii) contain a representation and warranty that the Transfer was made in accordance with all applicable Laws (including state and federal securities Laws) and the terms and conditions of this Agreement, and
(iv) if the Person to which the Membership Interest or part thereof is Transferred is to be admitted to the Company as a Substituted Member, its representation and warranty that the representations and warranties in Section
3.4 are true and correct with respect to such Person. Each Transfer and, if applicable, admission complying with the provisions of this Section 3.7 and Sections 3.5 and 3.6 is effective against the Company as of the first business day of the calendar month immediately succeeding the month in which (y) the Company receives the document required by this Section 3.7 reflecting such Transfer, and (z) the other requirements of Sections 3.5 and 3.6 have been met.

         3.8 [RESERVED.]

         3.9 POSSIBLE ADDITIONAL RESTRICTIONS ON TRANSFER. Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final regulation by the Treasury Department ("Treasury Regulation"), (iii) any ruling by the Service or (iv) any judicial decision that in any such case, in the opinion of counsel to the Company, would result in the taxation of the Company for federal income tax purposes as a corporation or would otherwise subject the Company to being taxed as an entity for federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the Transfer of a Membership Interest as may be required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Members thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.

         3.10 ADDITIONAL MEMBERSHIP INTERESTS. Additional Persons may be admitted to the Company as Members, and Membership Interests may be created and issued to those Persons and to existing Members upon a unanimous vote by the Members and subject to the terms and conditions of this Agreement. Such admission must comply with any additional terms and conditions the Members may in their sole discretion determine at the time of admission. A document, in a form acceptable to the Company, shall specify the terms of admission or issuance and shall include, among other things, the Membership Interest applicable thereto. Any such admission of a new Member also must comply with the provisions of Section 3.5(d). The provisions of this Section 3.10 shall not apply to Transfers of Membership Interests.

         3.11 CODE SECTION 708 TRANSFERS.

                  (a) A Member that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Transferred such that, after the

         Transfer, the Company would be considered to have terminated within the meaning of section 708 of the Code.

                  (b) On any breach of the provisions of Section 3.11(a), the Company shall have (i) the right to consent to such Transfer or (ii) the option to buy, and, on exercise of that option, the breaching Member shall sell, the breaching Member's Membership Interest, all in accordance with Section 11.1, as if the breaching Member were a Bankrupt Member.

         3.12 INFORMATION.

                  (a) In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.

                  (b) The Members acknowledge that, from time to time, they may receive information from or regarding the Company, its customers or any other Member or its Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the Company or the Member or its Affiliates , as applicable, or Persons with which they do business. Each Member shall hold in strict confidence any such information it receives and may not disclose such information to any Person other than another Member, except for disclosures (i) to comply with any Laws, (ii) to Affiliates , advisers or representatives of the Member or Persons to which that Member's Membership Interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed to be bound by the provisions of this
         Section 3.12(b), (iii) of information that a Member also has received from a source independent of the Company and that such Member reasonably believes such source obtained such information without breach of any obligation of confidentiality, (iv) of information obtained prior to the formation of the Company, provided that this clause (iv) shall not relieve any Member or any of its Affiliates from any obligations it may have to any other Member or any of its Affiliates under any existing confidentiality agreement, (v) to lenders, accountants and other representatives of the disclosing Member with a need to know such information, provided that the disclosing Member shall be responsible for such representatives' use and disclosure of any such information, or (vi) of public information. The Members acknowledge that a breach of the provisions of this Section 3.12(b) may cause irreparable injury to the Company or another Member for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this
         Section 3.12(b) may be enforced by injunctive action or specific performance.

                  (c) The Members acknowledge that, from time to time, the Company may need information from any or all of such Members for various reasons, including, without limitation, for complying with various federal and state regulations. Each Member shall provide to the Company all information reasonably requested by the Company within a reasonable amount of time from the date such Member receives such request; provided, however, that no Member shall be obligated to provide such information to the Company to the extent such disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or Law or (ii) involves secret, confidential or proprietary information.

         3.13 LIABILITY TO THIRD PARTIES. Except as required by the Act, no Member shall be liable to any Person (including any third party or to another Member) (i) as the result of any act or omission of another Member or (ii) for Company losses, liabilities or obligations (except as otherwise expressly agreed to in writing by such Member).

         3.14 RESIGNATION. Except to the extent expressly permitted by Section 3.17, each Member hereby covenants and agrees that it will not resign from the Company as a Member.

         3.15 LACK OF MEMBER AUTHORITY. No Member has the authority or power to act for or on behalf of the Company, do any act that would be binding on the Company, or incur any expenditures on behalf of the Company, unless expressly authorized to do so in writing by the Company.

         3.16 [RESERVED.]

         3.17 FAILURE TO ACCEPT NAUTILUS CONSTRUCTION CERTIFICATE. Except for
Section 3.18, notwithstanding any provision of this Agreement to the contrary, the Members hereby agree that, subject to the terms and conditions of this Section, any Member shall have the right (the "Termination Right") to cause the prompt dissolution and liquidation of the Company and its Subsidiaries if the construction authorization requested by Nautilus in its Application for Certificates of Public Convenience and Necessity and Request for Expedited Action (FERC Docket No. CP96-790 et al.) (the "Construction Certificate") is not acceptable to such Member for any reason. The Termination Right may be exercised only by voting to reject the Construction Certificate at the meeting at which such vote is considered, which meeting shall be held on the first Business Day immediately following the 12th day after the date on which the Construction Certificate is issued (the "Termination Time"). Each Member which either votes to accept the Construction Certificate or abstains on such vote or fails to attend such meeting shall be deemed to have voted in favor of acceptance of the Construction Certificate and shall have waived its right to exercise the Termination Right. At least five days prior to such meeting, the Members shall convene to discuss issues and positions related to the Construction Certificate. At such time as the Company has voted to accept the Construction Certificate, the rights and obligations created by this Section shall automatically and permanently terminate. If any Member exercises the Termination Right in accordance with the terms and conditions of this

Section, and subject to the rights created by Section 3.17(d) to acquire Manta Ray and/or Nautilus after all liabilities have been discharged or for which firm arrangements have been made and all assets (other than rights of way and regulatory certificates or approval(s)) have been distributed to the Members, the Company and its Subsidiaries shall be dissolved and liquidated promptly using the general procedures set forth in Article XII subject to the following:

                  (a) The intent of the dissolution and liquidation is, to the extent practicable, for each Member (including its affiliates) to be returned to substantially the same position which it held prior to the Formation Date, which intent includes (i) returning to each Member (including its affiliates) the assets and liabilities which it contributed, (ii) having Leviathan Holding own and control, and bear the risk and receive any gain or assume any loss associated with the Manta Ray Phase I Facilities (including the related compressor), (iii) having Shell Holding and Marathon Holding own and control the new pipe and related materials on terms and conditions substantially similar to those set forth in the August 15th, 1996 Letter Agreement between Marathon Oil Company and Shell Gas Pipeline Company, and bear the risk and receive any gain or assume any loss associated with the purchase and holding of new pipe and the related construction activities and
         (iv) having each Member share any other gains and losses from the sale of all remaining assets and all remaining liabilities of the Company and its Subsidiaries in proportion to its Membership Interest.

                  (b) All of the non-cash assets contributed to the Company or the applicable Subsidiary shall be reconveyed, free and clear of all liens and encumbrances (other than liens or encumbrances created prior to the conveyance of such assets to the Company or the applicable Subsidiary), to the Person which conveyed such non-cash assets to the Company or such Subsidiary in exchange for such assignee assuming any obligations related to such assets.

                  (c) [RESERVED]

                  (d) If any Member exercises the Termination Right, any one or more Members (including their Affiliates ) which (i) voted in favor of accepting the Construction Certificate and (ii) desire to proceed with all or any portion of the Manta Ray System and/or the Nautilus System, shall have the right, until 1:00 p.m. (Central Time) on the twenty-fifth day following issuance of the Construction Certificate to be conveyed, as soon as reasonably practicable, all of the membership interest in Nautilus and/or Manta Ray, as applicable, in lieu of dissolving Nautilus and/or Manta Ray, as applicable, free and clear of all liens or encumbrances, immediately following the liquidation of all of the other assets and liabilities pursuant to Section 3.17(a) and 3.17(b)(or after other firm provisions have been made with respect to such liabilities). The conveyance will be made without payment of additional consideration, except that the proceeding Members shall be obligated to repay to the other Members any amounts expended to acquire any right of way or regulatory permit or approval retained by Nautilus or Manta Ray, as applicable. Any such right of way or regulatory permit or approval retained by Nautilus or Manta Ray, as applicable, shall be owned by such Company free and clear of all liens and encumbrances (other than liens or encumbrances created prior to the conveyance of such assets to the Company or the applicable Subsidiary).

         3.18 OTHER CONTINGENCIES. Notwithstanding any rights set forth in
Section 3.17, the Members shall have the following rights and obligations created by, and for the periods set forth in, this Section 3.18.

                  (a) If the declaratory order respecting the non-jurisdictional status of the Manta Ray Phase II Facilities or, in the alternative, a certificate of public convenience and necessity under the NGA authorizing the construction of the Manta Ray Phase II Facilities has been issued on or before April 1, 1997 then the Members agree to promptly proceed with the construction of the Manta Ray Phase II Facilities. If such facilities are constructed as facilities not subject to the NGA, they will be owned by Manta Ray; otherwise they will be owned by Nautilus or such entity as the Members unanimously agree upon.

                  (b) If either the declaratory order or the certificate of public convenience and necessity referred to in (a) above has been issued on or before April 1, 1997 but the Construction Certificate has not been issued on or before April 1, 1997, any Member which reasonably believes that the Construction Certificate will not be issued by June 1, 1997 shall have the right, until April 10, 1997, to eliminate the obligations of the Members to proceed with the construction of the Nautilus Initial Facilities and to cause the Membership Interests to be adjusted in accordance with Section 3.18(e); however, no Membership Interest adjustment shall be made if two or more Members elect to promptly reconstitute Nautilus and proceed with the Nautilus Initial Facilities and such reconstituting Members have both (x) received a Construction Certificate and (y) begun Nautilus Initial Facilities construction, by December 1, 1998, otherwise by December 31, 1998 the Membership Interests shall be adjusted in accordance with Section 3.18(e) and Leviathan Holding, if it is not one of the reconstituting Members, shall be reimbursed an amount equal to the value Leviathan Holding would have realized had the Reconciliation Adjustment under
         Section 3.18(e) been made on the Reconciliation Date plus a cost of capital adjustment equal to ten and one-half percent (10.5%). If the reconstituting Members construct the Nautilus Initial Facilities, such Members agree to use good faith reasonable efforts to maintain the transport rates on the Nautilus System agreed to in the Precedent Agreements between (i) Shell Offshore Inc., Shell Deepwater Development Inc., Shell Deepwater Production Inc., and Nautilus and (ii) Marathon Oil Company and Nautilus subject to the other terms and conditions of such Precedent Agreements.

                  (c) If neither the declaratory order nor the certificate of public convenience and necessity referred to in (a) above has been issued on or before

         April 1, 1997 but the Construction Certificate has been issued on or before April 1, 1997, then the Members shall use commercially reasonable good faith efforts to construct alternative facilities in lieu of the Manta Ray Phase II Facilities, which facilities would be designed to achieve, as nearly as possible, the same practical benefits anticipated to be derived from the Manta Ray Phase II Facilities and the decision as to the alternative facilities shall be made by a Majority Interest.

                  (d) If neither the declaratory order nor the certificate of public convenience and necessity referred to in (a) above has been issued on or before April 1, 1997 and the Construction Certificate has not been issued on or before April 1, 1997, then each Member shall have the right to elect, until April 10, 1997, to cause the prompt dissolution and liquidation of the Company, Nautilus and Manta Ray on terms and conditions substantially similar to those set forth in
         Section 3.17.

                  (e) If any Member properly exercises its rights to adjust the Membership Interests pursuant to this Section 3.18(e), such adjustment shall be made in accordance with the following general procedures:

                           (i) If only the Manta Ray Phase II Facilities are
                  built and such facilities are constructed pursuant to a Certificate of Public Convenience and Necessity under the NGA, such facilities will be owned by Nautilus, and the Members agree they will promptly vote to cause Nautilus or Manta Ray, as applicable to promptly reconvey any excess pipe and other assets which were purchased for the Nautilus Initial Facilities to Shell Holding and Marathon Holding free of any liens or encumbrances (other than liens or encumbrances created prior to the conveyance of such assets to the Company, Ocean Breeze, or the applicable Subsidiary);

                           (ii) Subject to Section 3.18(e)(vii) if the Manta Ray
                  Phase II Facilities are not subject to regulation under the NGA, such facilities will be owned by Manta Ray, and the Members agree they will vote to cause Nautilus to be dissolved pursuant to Section 3.17(a).

                           (iii) [RESERVED].

                           (iv) [RESERVED].

                           (v) Once the actions contemplated in Section
                  3.18(e)(i-iv) have been taken, all references in this Agreement to the Manta Ray System and the Nautilus System shall be amended accordingly;

                           (vi) On the Reconciliation Date, the Membership
                  Interests of the Members will be adjusted to equal the new ownership interests of

                  Shell Holding equal to 45%, Leviathan Holding equal to 35%, and Marathon Holding equal to 20%. Upon the adjustment of the Membership Interests in the manner set forth in the preceding sentence, (i) the definition of "Majority Interest" in Section
                  1.1 will be amended to replace each reference to "50%" with a reference to "55%," (ii) the definition of "Super-Majority Interest" in Section 1.1. shall be deemed to be amended to replace each reference to "74%" with a reference to "64%" and
                  (iii) Exhibit A shall be deemed to be amended to reflect the adjusted Membership Interests set forth above; and

                           (vii) In lieu of the Members causing the dissolution
                  and liquidation of Nautilus in accordance with this Section
                  3.18 and subject to Section 3.17(a)(iii), the Members which desire to continue to seek the Construction Certificate shall have the right to be conveyed, as soon as reasonably practicable, all of the membership interest in Nautilus free and clear of all liens and encumbrances immediately following the liquidation of all of the other assets and liabilities pursuant to Section 3.18 (or after firm provisions have been made with respect to such liabilities). The conveyance will be made without payment of additional consideration, except that the proceeding Members shall be obligated to repay to the other Members any amounts expended to acquire any right of way or regulatory permit or approval retained by Nautilus. Any such right of way or regulatory permit or approval retained by Nautilus shall be owned free and clear of all liens or encumbrances (other than liens and encumbrances created prior to the conveyance of such assets to the Company or Nautilus, as applicable).


                                  ARTICLE IV.
                              CAPITAL CONTRIBUTIONS

         4.1 INITIAL CAPITAL CONTRIBUTIONS. The Members shall make the following Capital Contributions as further described in Exhibit A (the "Initial Capital Contributions"):

                  (a) Contributions by each Member of amounts equal to the cash paid by such Member on behalf of the Company for certain costs and expenses related to the formation of the Company and incurred by such Member prior to the date hereof, which amounts are set forth on Exhibit A.

                  (b) Contributions by the applicable Members or their Affiliates on behalf of such Members of non-cash assets and such other assets as set forth in Exhibit A to be made contemporaneously with the execution of this Agreement. The Asset Value of each such contribution shall be credited to the contributing Member's Capital Account, together with a Reconciliation Adjustment thereon, with respect to (i) all such contributions made by or on behalf of Marathon

         Holding and (ii) all such contributions made by or on behalf of Shell Holding; provided, however, that no such Reconciliation Adjustment shall be applied to Shell Holding's Boxer Line or any other contributed assets, including the Manta Ray System except as provided in Section 4.1(d) below;

                  (c) Contributions by Shell Holding and Marathon Holding of cash not previously covered in (a) above, in amounts equal to 67.27% and 32.73%, respectively, of 100% of all amounts incurred by the Company prior to the Reconciliation Date to design, construct, install and place in service the Manta Ray Phase II Facilities and the Nautilus Initial Facilities constructed prior to the Reconciliation Date. Such contributions shall be made as necessary to allow the Company to timely pay such obligations as they become due. If Shell Holding determines from time to time in good faith that any such Capital Contributions may be necessary and in the best interest of the Company to timely complete such work the Company expects to be obligated to pay on or about a certain date, then Shell Holding shall send written notice to the other Members specifying (i) the aggregate amount of such Capital Contributions reasonably and in good faith deemed necessary by such Member and each Member's allocable share thereof and (ii) the date by which such Capital Contributions shall be made to the Company by Shell Holding or Marathon Holding (which date shall not be less than ten Business Days from the date on which the notice is sent). Each of Marathon Holding and Shell Holding shall thereafter contribute cash to the Company in an amount equal to such Member's allocable share of the amount of Capital Contribution on or before the date specified in such notice. All Initial Capital Contributions consisting of cash shall be held in an account until such time as such funds are used to fund the construction costs except to the extent that all of the Members agree that the applicable portion of any such Initial Capital Contribution is no longer needed to finance such construction costs or the operations of the Company. All such contributions, together with a Reconciliation Adjustment thereon, shall be credited to the contributing Members' Capital Account;

                  (d) Contributions by Leviathan Holding of cash and assets in amounts equal to 100% of all amounts incurred to acquire, install and place in service a compression package, including a 7,000 +/- HP unit as well as any other compression-related equipment related thereto not already installed. Such contributions shall be made as necessary to allow the Company to timely pay such obligations as they become due. All such contributions, together with a Reconciliation Adjustment thereon shall be credited to Leviathan Holding's Capital Account;

                  (e) Reconciling contributions from or distributions to the applicable Member or Members paid within 15 Business Days following the Reconciliation Date to the extent necessary to adjust each Member's Capital Account balance as of the Reconciliation Date, after all other Reconciliation Date adjustments have been made, by an amount equal to the difference, if any, between (i) the product of (a) the aggregate Capital Accounts on the Reconciliation Date multiplied by (b) such Member's Membership Interest as set forth on Exhibit A, or if applicable in Section 3.18(e) minus
         (ii) such Member's Capital Account balance. Any such positive difference shall result in a contribution, and any such negative difference shall result in a distribution, such that, after all such contributions and distributions, the Capital Accounts in the aggregate, shall remain unchanged; and

                  (f) Other than the contributions set forth in Section 4.1(a)-(e), contributions by each Member of cash in amounts equal to its proportionate Membership Interest (on the date such contribution accrues) share of 100% of all amounts incurred to design, construct, install and place in service the Manta Ray Phase II Facilities and the Nautilus Initial Facilities. Such contributions shall be made as necessary to allow the Company to timely pay such obligations as they become due. If Shell Holding determines from time to time in good faith that any such Capital Contributions may be necessary and in the best interest of the Company to timely complete such work the Company expects to be obligated to pay on or about a certain date, then Shell Holding shall send written notice to the other Members specifying (i) the aggregate amount of the Capital Contributions reasonably and in good faith deemed necessary by such Member and each Member's allocable share thereof and (ii) the date by which such additional Capital Contributions shall be made to the Company by each Member (which date shall not be less than ten Business Days from the date on which the notice is sent). Each Member shall thereafter contribute cash to the Company in an amount equal to such Member's Membership Interest share of the amount of the Capital Contribution on or before the date specified in such notice. All Initial Capital Contributions consisting of cash shall be held in an account until such time as such funds are used to fund the construction costs except to the extent that all of the Members agree that the applicable portion of any such Initial Capital Contribution is no longer needed to finance such construction costs or the operations of the Company.

         4.2 SUBSEQUENT CONTRIBUTIONS. Unless unanimously agreed to in writing by the Members, no Member shall be required to make any Capital Contributions other than the Initial Capital Contributions as contemplated by Section 4.1; provided, that, notwithstanding any provisions in this Agreement to the contrary, no Member shall be required to make any Capital Contribution, other than an Initial Capital Contribution, if such Member did not vote to approve such Capital Contribution.

         4.3 FAILURE TO CONTRIBUTE.

                  (a) If a Member does not contribute by the time required all or any portion of a Capital Contribution such Member ("Delinquent Member") is required to make as provided in this Agreement, any one or more non-Delinquent Members may advance the entire amount of the Delinquent

         Member's Capital Contribution that is in Default, with each non-Delinquent Member electing to participate making its share of such advance in proportion to its Membership Interest or in such other percentages as the participating Members may agree. Each non-Delinquent Member who makes such an advance on behalf of a Delinquent Member shall have the right to designate the extent to which such advance will (x) constitute a loan to the Delinquent Member and/or (y) result in an immediate adjustment of the Membership Interests of the Delinquent Member and the non-Delinquent Member making such election; provided, however, that if the advancing non-Delinquent Member does not notify the Company of its election to have all, or any portion of such advance treated as a loan to the Delinquent Member, in writing, at the time the advance is made then such advance shall automatically result in an immediate adjustment of the Membership Interests:

                           (i) To the extent one or more non-Delinquent Members
                  does not elect to have an advance pursuant to Section 4.3(a) treated as a loan to the Delinquent Member, or affirmatively elects to have such advance result in an adjustment of the Membership Interests, the Company shall automatically adjust the Membership Interest for each Member to equal the percentage obtained by dividing (A) the Capital Account of such Member (including any Capital Contribution made by such Member under this Section by (B) the aggregate Capital Accounts of all Members (including all Capital Contributions made under this Section). Upon the adjustment of the Membership Interests in the manner set forth in the preceding sentence, Exhibit A shall be deemed to be amended to reflect such adjusted Membership Interests. Notwithstanding the foregoing, the Delinquent Member shall have the right to re-acquire the interest in question from the advancing non-Delinquent Member within 30 days following the date on which such Membership Interest adjustment is made by paying the entire amount advanced by such non-Delinquent Member in return for such adjustment, plus 12 percent per annum.

                           (ii) To the extent one or more non-Delinquent Members
                  (the "Lending Member," whether one or more) does elect to have an advance pursuant to Section 4.3(a) constitute a loan to the Delinquent Member, such advance shall have the following results:

                                    (1) the sum advanced shall constitute a loan
                           from the Lending Member to the Delinquent Member and a Capital Contribution of that sum to the Company by the Delinquent Member pursuant to the applicable provisions of this Agreement,

                                    (2) the principal balance of the loan and
                           all accrued unpaid interest thereon (collectively, the "Obligation") shall be due and payable in whole on the tenth Business Day after the day written demand requesting payment of the Obligation is made by the Lending Member to the Delinquent Member; provided, however that the Delinquent Member may prepay the Obligation in whole or in part at any time prior to the date due.

                                    (3) the amount lent shall bear interest at
                           the Default Interest Rate from the date on which the advance is deemed made until the date that the loan, together with all interest accrued thereon and all costs and expenses associated therewith ("Costs"), is repaid to the Lending Member,

                                    (4) all distributions from the Company that
                           otherwise would be made to the Delinquent Member (whether before or after dissolution of the Company) instead shall be paid to the Lending Member until the Obligation and any Costs have been paid in full to the Lending Member (with payments being applied first to accrued and unpaid interest, second to Costs, and finally to principal),

                                    (5) [RESERVED.]

                                    (6) the Lending Member shall have the right,
                           in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at law or in equity, to take any action (including, without limitation, court proceedings and exercising the rights of a secured party under the Uniform Commercial Code of the State of Texas) that the Lending Member may deem appropriate to obtain payment from the Delinquent Member of the Obligation and all Costs; and

                                    (7) initially, a loan by any Member to
                           another Member as contemplated by this Section 4.3(a)(ii) shall not be considered a Capital Contribution by the Lending Member and shall not increase the Capital Account balance of the Lending Member. Notwithstanding the foregoing, in the event the principal and interest of any such loan have not been repaid within one year from the date of the loan, the Lending Member, at any time thereafter by giving written notice to the Company, may elect to have the unpaid principal and interest balance of such loan transferred to and increase such Lending Member's Capital Account with a corresponding decrease in the Capital Account of the Member on whose behalf such loan was made. Upon such transfer, the loan shall be treated as a Capital Contribution and the Membership Interest for each Member shall be automatically adjusted to equal the percentage obtained by dividing (A) the Capital Account of such Member (including any Capital Contribution made on behalf of another Member) by (B) the aggregate Capital Accounts of all Members (including all Capital Contributions made on behalf of other Members). Upon the adjustment of the Membership Interests in the manner set forth in the preceding sentence, Exhibit A shall be deemed to be amended to reflect such adjusted Membership Interests.

                  (b) If the non-Delinquent Members do not exercise the rights granted by Section 4.3(a) within 14 days after the Delinquent Member fails to make its Capital Contribution when due, then the Company, by a vote of a majority in interest of the non-Delinquent Members, shall have the right to exercise the following remedies:

                           (i) the Company may at any time take such action
                  (including, without limitation, court proceedings) as the Company may deem appropriate to obtain payment by the Delinquent Member of the portion of the Delinquent Member's Capital Contribution that is in Default, along with all Costs and expenses associated with the collection of such Delinquent Member's Capital Contribution; and

                           (ii) the Company may at any time exercise any other
                  rights and remedies available at law or in equity.

         4.4 RETURN OF CONTRIBUTIONS. A Member is not entitled (i) to the return of any part of any Capital Contributions other than any preferential or disproportionate distributions to the extent such distributions are expressly required to be returned by this Agreement or (ii) to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member's Capital Contributions.

         4.5 CAPITAL ACCOUNTS. A separate capital account ("Capital Account") shall be established and maintained for each Member in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv) and the following terms and conditions:


                  INCREASES AND DECREASES

                  (a) Each Member's Capital Account shall be (i) increased by
         (A) the amount of cash or cash equivalents contributed by that Member to the Company as capital, (B) the Net Asset Value of property contributed by that Member to the Company as capital, (C) the amount of any loans transferred by such Member to its Capital Account pursuant to
         Section 4.3(a)(ii)(7) (contributions contemplated by subparagraphs (A) and (B) shall be referred to as "Capital Contributions"), and (D) allocations to that Member of Company income and gain (or items thereof), including, without limitation, income and gain exempt from tax and income and gain described in Treasury Regulation section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation section 1.704-1(b)(4)(i); and (ii) shall be decreased by (A) the amount of cash or cash equivalents distributed to that Member by the Company, (B) the Net Asset Value of property distributed to that Member by the Company, and (C) allocations of Company losses and deductions (or items thereof), including losses and deductions described in Treasury Regulation section 1.704-1(b)(2)(iv)(g) (but excluding losses or deductions described in Treasury Regulation section 1.704-1(b)(4)(i) or (iii));


                  METHOD FOR DETERMINING INCOME, GAIN OR LOSS AND DEDUCTIONS

                  (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided that:

                           (i) All fees and other expenses incurred by the
                  Company to promote the sale of (or to sell) any interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Sections 5.1 and 5.2;

                           (ii) Except as otherwise provided in Treasury
                  Regulation section 1.704 1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under section 754 of the Code which may be made by the Company and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes;

                           (iii) Any income, gain or loss attributable to the
                  taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company's Carrying Value with respect to such property as of such date;

                           (iv) In accordance with the requirements of section
                  704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company was equal to the Asset Value of such property on the date it was acquired by the Company. Upon an adjustment pursuant to
                  Section 4.5(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined
                  (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Company may adopt; and

                           (v) any income of the Company that is exempt from
                  federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss.

                  IMPACT OF AND ADJUSTMENTS FOR SUCCESSION IN INTERESTS

                  (c) A Transferee shall succeed to the Capital Account of the Transferor relating to the Membership Interest so Transferred; provided, however, that if the Transfer causes a termination of the Company under section 708(b)(1)(B) of the Code, the Company's properties shall be deemed to have been distributed in liquidation of the Company to the Members (including any Transferee of a Membership Interest that is a party to the Transfer causing such termination) pursuant to Section 12.2 and recontributed by such Members in reconstitution of the Company. Any such deemed distribution shall be treated as an actual distribution for purposes of this Section 4.5. In such event the Carrying Values of the Company properties shall be adjusted immediately prior to such deemed distribution pursuant to
         Section 4.5(d)(ii) and such Carrying Values shall then constitute the fair market values of such properties upon such deemed contribution to the reconstituted Company for the purposes of determining the Asset Value and otherwise. The Capital Accounts of such reconstituted Company shall be maintained in accordance with the principles of this Section 4.5.


                  ADDITIONAL MEMBERSHIP INTERESTS

                           (i) Consistent with the provisions of Treasury
                  Regulation section 1.704 1(b)(2)(iv)(f), on an issuance of additional Membership Interests for cash or Contributed Property, the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 5.1.


                  ADJUSTMENTS PRIOR TO A DISTRIBUTION

                           (ii) In accordance with Treasury Regulation section
                  1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Member of any Company property (other than a distribution of cash or cash equivalents that are not in redemption or retirement of a Membership Interest), the Capital Accounts of all Members and the Carrying Value of each Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value (which shall be determined by the Company using any valuation method it deems reasonable under the circumstances), and had been allocated to the Members at such time, pursuant to
                  Section 5.1.

                           (iii) Upon the Reconciliation Date and in accordance
                  with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the Carrying Value of the Manta Ray Phase I Facilities and the Boxer Line shall be adjudged to equal $50.3 million and $4.1 million respectively. The excess of the Manta Ray Phase I Facilities' adjudged value over the Carrying Value of the Manta Ray Phase I Facilities immediately before the Reconciliation Date (the "Leviathan Reconciliation Date Income") and the excess of the Boxer Line's adjudged value over the Carrying Value of the Boxer Line immediately before the Reconciliation Date (the "Shell Reconciliation Date Income") shall be allocated in accordance with Section 5.1(c).

                                   ARTICLE V.
                          ALLOCATIONS AND DISTRIBUTIONS

         5.1 ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES. In order to properly reflect the business agreement by and among the Members, the intent of the allocations in this Section 5.1 is to (i) treat each Member as if the Capital Contributions of the Manta Ray Phase I Facilities and the Boxer Line were made on the Reconciliation Date and (ii) solely for Capital Account maintenance and federal income tax purposes income received from Manta Ray and Nautilus shall be allocated as if derived from the operations of the Company. Therefore, for purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company's items of income, gain, loss and deduction (computed in accordance with

Section 4.5(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

                  (a) Net Income. All items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated to each of the Members in accordance with its respective Membership Interests; provided, however, that, during the period beginning on the date hereof and ending on the Reconciliation Date, (i) 100% of all income, gain, loss and deduction taken into account in computing that portion of Net Income attributable to Manta Ray Stub Period Income shall be specially allocated to Leviathan Holding and (ii) 100% of all income, gain, loss and deduction taken into account in computing that portion of Net Income attributable to Boxer Line Stub Period Income shall be specially allocated to Shell Holding.

                  (b) Net Losses. All items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated to each Member in accordance with its respective Membership Interests; provided, however that, during the period beginning on the date hereof and ending on the Reconciliation Date, (i) 100% of all income, gain, loss and deduction taken into account in calculating Net Losses attributable to Manta Ray Stub Period Income shall be specially allocated to Leviathan Holding and (ii) 100% of all income, gain, loss and deduction taken into account in calculating Net Losses attributable to Boxer Line Stub Period Income shall be specially allocated to Shell Holding.

                  (c) Special Allocation of Income. Notwithstanding the other provisions of this Section 5.1,

                           (i) the Leviathan Reconciliation Date Income shall be
                  allocated solely to Leviathan Holding; and

                           (ii) the Shell Reconciliation Date Income shall be
                  allocated solely to Shell Holding.

                  (d) Nonrecourse Liabilities. For purposes of Treasury Regulation section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their respective Membership Interests.

                  (e) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 5.1, except as provided in Treasury Regulation section 1.704-2(f)(2) through (5), if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury

         Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions. For purposes of this
         Section 5.1(d), each Member's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1 with respect to such taxable period (other than an allocation pursuant to Section 5.1(h) or (i)).

                  (f) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section
         5.1 (other than Section 5.1(d), except as provided in Treasury Regulation section 1.704-2(i)(4)), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Company taxable period, any Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.1, each Member's Adjusted Capital Account balance shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this
         Section 5.1, other than Sections 5.1(d), (h) and (i), with respect to such taxable period.

                  (g) Qualified Income Offset. In the event any Member unexpectedly receives adjustments, allocations or distributions described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4) through (6) (or any successor provisions), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.1(d) or 5.1(e).

                  (h) Gross Income Allocations. In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specifically allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.1(g) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this
         Section 5.1 have been tentatively made as if this Section 5.1(g) was not in the Agreement.

                  (i) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Membership Interests. If the Company determines in its good faith discretion that the Company's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under section 704(b) of the Code, the Company is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

                  (j) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i) (or any successor provision). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members ratably in proportion to their respective shares of such Economic Risk of Loss.

         5.2 ALLOCATIONS FOR TAX PURPOSES.

                  (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Company for federal income tax purposes shall be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to
         Section 5.1 hereof.

                  (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

                           (i) (A) In the case of a Contributed Property, such
                  items attributable thereto shall be allocated among the Members in the manner provided under section 704(c) of the Code and section 1.704-3(b) of the Treasury Regulations (i.e. the "traditional method") that takes into account the variation between the Asset Value of such property and its adjusted basis at the time of contribution; and (B) except as otherwise provided in Section 5.2(b)(iii), any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

                           (ii) (A) In the case of an Adjusted Property, such
                  items shall (1) first, be allocated among the Members in a manner consistent with the principles of section 704(c) of the Code and section 1.704-3(b) of the Treasury Regulations (i.e. the "traditional method") to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.5(d)(i), (ii), or (iii) and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 5.2(b)(i); and (B) except as otherwise provided in Section 5.2(b)(iii), any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

                           (iii) Any items of income, gain, loss or deduction
                  otherwise allocable under Section 5.2(b)(i)(B) or 5.2(b)(ii)(B) shall be subject to allocation by the Company in a manner designed to eliminate, to the maximum extent possible, Book-Tax Disparities in a Contributed Property or Adjusted Property otherwise resulting from the application of the "ceiling" limitation (under section 704(c) of the Code or section 704(c) principles) to the allocations provided under Sections 5.2(b)(i)(A) and 5.2(b)(ii)(A).

                  (c) For the proper administration of the Company, the Company shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; provided, that such depreciation, amortization and cost recovery methods shall be the most accelerated methods allowed under federal tax laws; (ii) make special curative allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions pursuant to section 1.704-3(c) of the Treasury Regulations to eliminate the impact of the "ceiling" limitation (under section 704(c) of the Code and section 704 principles) to the allocations provided in Section 5.2(b); and (iii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under section 704(b) or section 704(c) of the Code. The Company may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if such conventions, allocations or amendments are consistent with the principles of section 704 of the Code.

                  (d) The Company may determine to depreciate the portion of an adjustment under section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Company's common basis of such property, despite the inconsistency of such with Proposed Treasury Regulation section 1.168-2(n) and Treasury Regulation section 1.167(c)-1(a)(6), or any successor provisions. If the Company determines that such reporting position cannot reasonably be taken, the Company may adopt any reasonable depreciation convention that would not have a material adverse effect on the Members.

                  (e) Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.2 be characterized as Recapture Income in the same proportions and the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

                  (f) All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.

         5.3 REQUIREMENT OF DISTRIBUTIONS. Subject to the provisions of Sections
5.6 and 7.2, and less the amount of the cash reserves, if any, set aside pursuant to Section 5.5, the Company shall distribute (within 30 days following the end of each calendar month) such amount of Available Cash, as determined by the Members, to the Members who were Record Holders as of the Record Date in accordance with their respective Membership Interests (except as otherwise provided in Section 5.7).

         5.4 PRO RATA DISTRIBUTIONS. Except for preferential or disproportionate distributions to the extent expressly provided for in this Agreement (including those set forth in Section 12.2), any distributions attributable to the Membership Interests of the Company paid in cash, property, or equity ownership of the Company shall be allocated pro rata according to Membership Interest.

         5.5 RESERVES. Before payment of any Distributions, there may be set aside out of any funds of the Company available for distributions such sum or sums as the Members from time to time, in their absolute discretion, think proper as a cash reserve or reserves to meet contingencies, for repairing or maintaining any property of the Company, or for such other purpose as the Members shall determine to be in the best interest of the Company; and the Company may modify or abolish any such cash reserve in the manner in which it was created. Any reserves established by Manta Ray or Nautilus shall be considered in determining the appropriate reserve for the Company.

         5.6 DISTRIBUTION RESTRICTIONS. Unless unanimously agreed to in writing by the Members, and subject to the provisions of Section 4.3, the Company shall not distribute (i) any of the Initial Capital Contributions until the completion of the construction of the Manta Ray Phase II Facilities and the Nautilus Initial Facilities, except to the extent that all of the Members agree that the applicable portion of such

Initial Capital Contributions is no longer needed to finance such construction or the operations of the Company, or (ii) any amounts that would cause the Company, Manta Ray or Nautilus to materially breach, or would create a material default under, any debt agreements or instruments to which the Company, Manta Ray or Nautilus is a party.

         5.7 SPECIAL DISTRIBUTIONS AND CONTRIBUTIONS. Notwithstanding anything herein to the contrary, including the provisions of this Article V, on or before the fifteenth Business Day of each calendar month, Company shall deliver to Shell Holding and Leviathan Holding a statement setting forth in detail the amounts specially allocated to Shell Holding or Leviathan Holding as Boxer Line Stub Period Income or Manta Ray Stub Period Income, as the case may be, pursuant to Section 5.1(a) and (b). If the Boxer Line Stub Period Income or the Manta Ray Stub Period Income for the preceding calendar month (exclusive of non-cash items such as depreciation and amortization) is a positive number, then the Company will make a special distribution of such net amount to Shell Holding and/or Leviathan Holding, as applicable, on or before the 25th day of the calendar month in which the statement is delivered. If the Boxer Line Stub Period Income or Manta Ray Stub Period Income for the preceding calendar month (exclusive of non-cash items such as depreciation and amortization) is a negative number, then Shell Holding or Leviathan Holding, as applicable, will make an additional Capital Contribution to the Company of such net amount on or before the 25th day of the calendar month in which the statement is delivered. Any such distribution or contribution shall not prejudice the right of the paying party to an adjustment of any statement. Shell Holding and Leviathan Holding and its authorized representatives shall have the right to inspect any records of the Company forming the basis for a statement delivered to it, and the Company agrees to retain such records, for 36 months from the end of the calendar year in which the applicable statement was delivered.

                                  ARTICLE VI.
                            MANAGEMENT OF THE COMPANY

         6.1 MANAGEMENT BY THE MEMBERS AND DELEGATION OF AUTHORITY. The Members hereby unanimously agree that the business and affairs of the Company shall be managed by or under the authority of the Members in accordance with the Act, which Members may act through their directors, officers, employees, representatives, agents and designees. Except for situations in which the approval of the Members is required by this Agreement or by nonwaivable provisions of applicable Laws, the Members shall have broad discretion to authorize any committee constituted pursuant to Section 6.2 or any officer or other agent to act on behalf of the Company.

         6.2 COMMITTEES. For organizational purposes, the Members may form one or more committees of the Members. Each Member shall appoint one (or more) of its duly authorized agents to act for the Member on any committee of the Company. Such agents of each Member shall be given the authority by such Member to vote on behalf of the Member on any issue within the committee's responsibility and the agent(s) of each Member shall have the right to vote on behalf of such Member in proportion to such Member's Membership Interest.

         6.3 AUTHORITY OF MEMBERS AND COMMITTEES.

                  (a) With respect to conflicts or disagreements between and among any committees, the Members shall have ultimate decision making authority. The Members and the committees shall act through the Company's officers, employees, representatives, agents and designees to whom authority has been expressly delegated. All action of the Members shall be taken pursuant to resolutions approved by the Members in accordance with Article VII of this Agreement.

                  (b) Unless otherwise expressly delegated in writing or provided by this Agreement, the Members hereby reserve to the Members as a group the authority, with respect to the Company, to authorize and approve the following, or, with respect to matters to be authorized or approved by Subsidiaries of the Company, to determine how the Company will vote as a member of such Subsidiary, with respect to the following:

                           (i) authorizing Gas Contracts the term of which could
                  be longer than one year after the date of execution thereof; provided, however, that, with respect to the Manta Ray System, Leviathan Holding shall have the right to override and reverse any vote by the Members made on or before the expiration of the Termination Time so long as Leviathan Holding does not obligate Manta Ray to incur any construction costs;

                           (ii) authorizing any contract, agreement or other
                  undertaking involving more than $500,000 in any year or $1,000,000 in the aggregate;

                           (iii) authorizing a transaction involving the
                  acquisition or construction of any pipeline, lateral or extension, including a Lateral in accordance with Article XV, or any compression, expansion or other significant facilities;

                           (iv) authorizing a transaction involving a lease or
                  similar arrangement which either (A) involves an asset with a fair market value of more than $500,000 or (B) could reasonably be expected to result in payments in excess of $500,000;

                           (v) approving any operating and capital expenditures
                  budgets;

                           (vi) authorizing any transaction, including, without
                  limitation, any purchase, sale, lease or exchange of property or the rendering of any service, involving the Company or its Subsidiaries and any Member or any Affiliate of any Member (which transaction, once approved by all of the Members, shall be presumed to be fair to the Company or such Subsidiary, as the case may be);

                           (vii) authorizing borrowing money;

                           (viii) authorizing transactions not in the ordinary
                  course of business;

                           (ix) determining the cash reserve applicable to
                  distributions of cash and other property as provided in Sections 5.3, 5.5 and 5.6;

                           (x) utilizing for other than company purposes,
                  acquiring, or disposing of any material asset of the Company or its Subsidiaries;

                           (xi) permitting a member of the Company or any of its
                  Subsidiaries to resign;

                           (xii) permitting the merger, consolidation,
                  participation in a share exchange or other statutory reorganization with, or sale of all or substantially all of the assets of the Company or its Subsidiaries to, or the sale or other transfer or alienation of any interest in Manta Ray or Nautilus to, any Person;

                           (xiii) permitting dissolution and liquidation;

                           (xiv) approving the Construction Certificate, the
                  Nautilus FERC tariff, the applications for the Construction Certificate, the FERC Certificate and any subsequent FERC certificate, including any amendment or modifications of any FERC certificate, approving any material amendments or other material modifications to the Construction Certificate, the Nautilus FERC tariff, the FERC Certificate or any subsequent FERC certificate, including, without limitation, the general terms and conditions and the rates and the basis upon which such rates are calculated, or accepting the Construction Certificate, the FERC Certificate or any subsequent FERC certificate;

                           (xv) instituting litigation, arbitration, or similar
                  proceedings at a cost to the Company which could reasonably be expected to exceed $250,000; provided, however, that if any Member or any Affiliate of a Member is an adverse party thereto, then all of the remaining Members which are not Affiliates of the affected Member shall be entitled to cause the Company to institute such action, but once action has been instituted, all of such remaining Members must agree prior to the settlement of any such action. Such non-Affiliate Members' vote shall be sufficient to take such actions under this Section even if such Membership Interest is less than a Majority Interest;

                           (xvi) changing the name of the Company or its
                  Subsidiaries;

                           (xvii) approval, waiver, amendment or other
                  modification (other than termination) of any Operating Agreement or any other operating agreement with respect to the operation of the Manta Ray System or the Nautilus System or any management or similar agreement with respect to the operation of the Company or Ocean Breeze Pipeline Company, L.L.C.; and

                           (xviii) termination (other than by expiration of the
                  term thereof) of any Operating Agreement or any other operating agreement with respect to the operation of the Manta Ray System or the Nautilus System or of the Company or Ocean Breeze provided, however that for purposes of this Section 6.3(b)(xviii), if any Member or its Affiliate (as such term is defined in the Operating Agreement or Construction Agreements in question) which would be replaced as an operator as a result of such termination, such Member shall not be entitled to vote on such termination. The vote of such non-replaced Members shall be sufficient to take such actions under this Section even if such Membership Interest is less than a Majority Interest;


         With respect to each matter described in (i) - (xviii) above, the exercise of Member authority shall occur only by the affirmative vote of the applicable Required Interest specified elsewhere in this Agreement, including, without limitation, the unanimous voting requirements set forth in Section 7.2(b); the Super-Majority Interest voting requirements set forth in Section 7.2(a), and the Majority Interest voting requirements set forth in Section 7.1(a). Member approval or disapproval of any matter requiring Member approval (including, without limitation, the matters set forth in this Section 6.3(b) and Sections 7.2(a) and (b)) may be based on any reason whatsoever, in each Member's sole and absolute discretion.

         6.4 OFFICERS.

                  (a) The Members may designate one or more Persons to fill one or more officer positions of the Company. Such officers may include, without limitation, Chief Executive Officer, Chief Financial Officer, President, Vice President, Treasurer, Assistant Treasurer, Secretary and Assistant Secretary. No officer need be a resident of the State of Delaware. The Members may assign titles to particular officers. Each officer shall hold office until his successor shall be duly designated and shall qualify to hold such office, or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company may be fixed from time to time by the Members. Notwithstanding any other provisions of this Agreement, the authority of any officers, employees or agents of the Company shall be restricted to the carrying on of the day-to-day affairs of the

         Company and any such authority shall be subject to the supervisory control of the Members. Only Members or their duly authorized agents shall have the authority to make policy decisions for the Company. Unless the Members decide otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties set forth below:

                           (i) President. Unless otherwise specified by the
                  Members, the President shall be the chief operating officer of the Company and have general executive powers to manage the operations of the Company, and such other powers and duties under this Agreement as the Members may from time to time prescribe.

                           (ii) Vice Presidents. In the absence of the
                  President, or in the event of his inability to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Members, or in the absence of any such designation, then in the order of their election or appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

                           (iii) Secretary. The Secretary shall keep the minutes
                  of the meetings of the Company and shall exercise general supervision over the files of the Company. The Secretary shall give notice of meetings and shall perform other duties commonly incident to such office.

                           (iv) Assistant Secretary. At the request of the
                  Secretary or in the Secretary's absence or inability to act, the Assistant Secretary shall perform part or all of the Secretary's duties.

                           (v) Treasurer. The Treasurer shall have general
                  supervision of the funds, securities, notes, drafts, acceptances, and other commercial paper and evidences of indebtedness of the Company and he shall determine that funds belonging to the Company are kept on deposit in such banking institutions as the Members may from time to time direct. The Treasurer shall determine that accurate accounting records are kept, and the Treasurer shall render reports of the same and of the financial condition of the Company to the Members at any time upon request. The Treasurer shall perform other duties commonly incident to such office, including, but not limited to, the execution of tax returns.

                           (vi) Assistant Treasurer. At the request of the
                  Treasurer or in the Treasurer's absence or inability to act, the Assistant Treasurer shall perform part or all of the Treasurer's duties.

                  (b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Members; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the officer so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Members.

         6.5 DUTIES OF OFFICERS. Each officer shall devote such time, effort, and skill to the Company's business affairs as he deems necessary and proper for the Company's welfare and success. The Members expressly recognize that the officers have substantial other business relationships and activities with Persons other than the Company.

         6.6 NO DUTY TO CONSULT. Except as otherwise provided herein or by applicable law, neither the Company nor its duly appointed agents, designees or representatives or the officers of the Company shall have a duty or obligation to consult with or seek advice of the Members on any matter relating to the day-to-day business affairs of the Company duly delegated to such Persons; provided, however, that such Persons shall not be restricted from consulting with or seeking the advice of the Members.

         6.7 REIMBURSEMENT. Except for pre-formation expenses paid by each respective Member and treated as a Capital Contribution pursuant to Section 4.1(a), all expenses incurred with respect to the organization, operation and management of the Company shall be borne by the Company.

         6.8 MEMBERS AND AFFILIATES DEALING WITH THE COMPANY. Subject to obtaining any consent expressly required hereunder, the Company may appoint, employ, contract, or otherwise deal with any Person, including Affiliates of the Members, individuals with whom the Members are otherwise related, and with business entities which have a financial interest in a Member or in which a Member has a financial interest, for transacting Company business, including any acts or services for the Company as the members of any committee, officer or other representative with the proper authority may approve.

         6.9 INSURANCE. Each Member, according to its proportionate share equal to its Membership Interest, shall make available for its own benefit and the benefit of the Company, Ocean Breeze, Manta Ray and Nautilus, the insurance coverages described on "Exhibit C.I" hereto and such other insurance as may be required by applicable Laws.

         The Company shall provide the applicable insurance coverages described on "Exhibit C. II and III" for the benefit of the Company, Ocean Breeze, Manta Ray, Nautilus, Leviathan Holding, Marathon Holding and Shell Holding. The costs of the insurance coverages described on "Exhibit C.II and III" which are obtained by the

Company (if any) shall automatically be included in the applicable operating budget for the Company without the necessity of approval by the Members.

         All insurance policies shall provide that the insurers waive their right of subrogation against the Company, Ocean Breeze, Manta Ray, Nautilus, Leviathan Holding, Marathon Holding and Shell Holding, any of their Affiliates, or any other party indemnified by Company.


         The Company shall make available to Ocean Breeze, Nautilus and Manta Ray the full amount of the Company's insurance program described on "Exhibit C.I.A." through "D" of this Agreement.


                                  ARTICLE VII.
                                    MEETINGS

         7.1 MEETINGS OF MEMBERS AND COMMITTEES.

                  (a) A quorum shall be present at a meeting of Members or any committee of the Company if the holders of at least a Majority Interest are represented at the meeting in person or by proxy. At a meeting of the Members at which a quorum is present with respect to any matter (except for any matter expressly requiring the affirmative vote of a Required Interest greater than a Majority Interest pursuant to this Agreement), the affirmative vote of the Majority Interest shall be the act of the Members.

                  (b) All meetings of the Members or any committee of the Company shall be held at the principal place of business of the Company or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof; provided that any or all Members or their representatives may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 16.11. No Member shall willfully be absent from any meeting of the Members or any committee of the Company.

                  (c) Notwithstanding the other provisions of this Agreement, the holders of at least a majority of the Membership Interest represented (in person or by proxy) at a meeting at which a quorum is present shall have the power to adjourn such meeting from time to time, without any notice other than an announcement at the meeting of the time and place of the resumption of the adjourned meeting. The time and place of such adjournment shall be determined by a vote of such Membership Interest. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

                  (d) Unless otherwise expressly provided in a written notice issued by the Members, an annual meeting of the Members for the transaction of such business as may properly come before such meeting shall be held at the principal office of the Company at 10:00 a.m. on the second Tuesday which is a Business Day in the month of April. Regularly scheduled, periodic meetings of the Members or any committee of the Company may be held without notice to the Members or Member representatives at such times and places as shall from time to time be determined by resolution of the Members or such Member representatives and communicated to all Members or their representatives. Each Member, or its representatives in the case of committee meetings, shall use reasonable efforts to inform the other Members or committee representatives of any business matters that it intends to raise at any regular meeting of the Members or any committee of the Company within a reasonable time prior to such meeting.

                  (e) Special meetings of the Members or any committee of the Company, for any purpose or purposes, unless otherwise prescribed by law, shall be called by (i) the President or Secretary (if any), (ii) any one or more Members holding at least 20% of the Membership Interests of the Company in the aggregate or (iii) any two or more non-Affiliated Members. Such request of the President, Secretary or Member(s) shall state the purpose or purposes of the proposed meeting.

                  (f) Except as provided otherwise by this Agreement or applicable law, written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which such meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days (including Saturdays, Sundays and holidays) before the date of the proposed meeting, either personally, by certified mail (return receipt requested) or by telecopy (with a copy delivered via United States mail), by or at the direction of the Person calling the meeting, to each Member or Member representative, as the case may be, entitled to vote thereat. If mailed, any such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member, or Member representative, at its address provided for in
         Section 16.19, with postage thereon prepaid.

                  (g) The date on which notice of a meeting of the Members or any committee of the Company is mailed shall be the Record Date for the determination of the Members or Member representatives entitled to notice of or to vote at such meeting, including any adjournment thereof, or the Members or Member representatives entitled to receive such notice.

         7.2 SPECIAL ACTIONS.

                  (a) The approval of the holders of a Super-Majority Interest of the Members shall be required to authorize and approve the following, or, with respect to matters to be authorized or approved by Subsidiaries of the Company, to determine how the Company will vote as a member of such Subsidiary with respect to the following:

                           (i) except with respect to cash reserves consistent
                  with historical practices, determining the cash reserves applicable to distributions of cash and other property as provided in Sections 5.3, 5.5 and 5.6, other than (A) cash reserves relating to acquiring, constructing or otherwise obtaining (including, without limitation, pursuant to a lease or similar arrangement approved in accordance with Section 7.2(a)(v)) any pipeline, lateral or extension, including any Lateral or any compression, expansion or other significant facilities if such reserve exceeds, at any one time, $500,000, but is less than or equal to $5,000,000 (the authorization for which requires at least a Majority Interest) or (B) cash reserves described in Section 7.2(a)(ii) (requiring at least a Super Majority Interest) or Section 7.2(b)(xv) (requiring unanimity);

                           (ii) determining the cash reserves applicable to
                  distributions of cash and other property as provided in Sections 5.3, 5.5 and 5.6, to the extent such cash reserves
                  (A) relate to acquiring, constructing, leasing or otherwise obtaining any pipeline, lateral or extension, including any Lateral or any compression, expansion or other significant facilities and (B) exceed, at any one time, $5,000,000, but is less than or equal to $15,000,000;

                           (iii) (A) entering into any credit agreement,
                  indenture or similar agreement or (B) borrowing money or making draws under any such previously approved credit agreement, indenture or similar agreement for the purpose of funding authorized transactions with an approved cost to the Company of more than $5,000,000, but less than or equal to $15,000,000;

                           (iv) utilizing other than for Company purposes,
                  acquiring or disposing of any asset of the Company or its Subsidiaries having a then existing fair market value or GAAP net book value (after deducting accumulated depreciation, depletion, amortization and impairment) of more than $5,000,000 but less than or equal to $15,000,000;

                           (v) authorizing a transaction involving a lease or
                  similar arrangement which either (A) involves an asset with a fair market value of more than $5,000,000 but less than or equal to $15,000,000 or (B) could reasonably be expected to result in payments of more than $5,000,000 but less than or equal to $15,000,000;

                           (vi) authorizing a transaction which involves
                  acquiring, constructing or otherwise obtaining any pipeline, lateral or extension, including any Lateral, or any compression, expansion or other significant facilities, which could reasonably be expected to have a cost to the Company or any Subsidiary of more than $5,000,000 but less than or equal to $15,000,000.

                  (b) The approval of the holders of all of the Membership Interest of the Members shall be required to authorize and approve the following, or, with respect to matters to be authorized or approved by Subsidiaries of the Company, to determine how the Company will vote as a member of such Subsidiary with respect to the following:

                           (i) approving the Nautilus FERC tariff, the
                  applications for the FERC Certificate or any subsequent FERC certificate, including any amendment or modifications of any FERC certificate and approving any material amendments or other material modifications to the Nautilus FERC tariff, the FERC Certificate or any subsequent FERC certificate, including, without limitation, the general terms and conditions and the rates and the basis upon which such rates are calculated;

                           (ii) accepting the Construction Certificate (which
                  approval shall also be deemed to be an approval of the FERC Certificate, unless, at the time Nautilus receives the FERC Certificate, all of the Members agree that such FERC Certificate should be rejected);

                           (iii) approval, waiver, amendment or other
                  modification (other than termination) of any Construction Agreement or Operating Agreement or any other operating agreement with respect to the operation of the Manta Ray System or the Nautilus System;

                           (iv) termination (other than by expiration of the
                  term thereof) of any Construction Agreement or Operating Agreement or any other operating agreement with respect to the operation of the Manta Ray System or the Nautilus System or of the Company or Ocean Breeze; provided, however that for purposes of this Section 7.2(b)(iv), if any Member or its Affiliate (as such term is defined in the Operating Agreement or Construction Agreement in question) would be replaced as an operator as a result of such termination, such Member shall not be entitled to vote on such termination. The vote of such Members not terminated shall be sufficient to take such actions under this Section even if such Membership Interest is less than a Majority Interest;

                           (v) changing the name of the Company or any of its
                  Subsidiaries;

                           (vi) instituting litigation, arbitration, or similar
                  proceedings against Persons other than any Member or any Affiliate of any Member at a cost to the Company which could reasonably be expected to exceed $250,000;

                           (vii) making draws under any credit agreement,
                  indenture or similar agreement approved in accordance with the terms of Section 7.2(a)(iii)(A), for the purpose of funding authorized transactions with an approved cost to the Company of more than $15,000,000;

                           (viii) utilizing other than for company purposes,
                  acquiring or disposing of any asset of the Company or its Subsidiaries, having a then existing fair market value or GAAP net book value (after deducting accumulated depreciation, depletion, amortization and impairment) of more than $15,000,000;

                           (ix) authorizing a transaction which involves
                  acquiring, constructing or otherwise obtaining any pipeline, lateral or extension, including any Lateral, or any compression, expansion or other significant facilities, which could reasonably be expected to have a cost to the Company or any Subsidiary of more than $15,000,000;

                           (x) authorizing a transaction involving a lease or
                  similar arrangement which either (A) involves an asset with a fair market value of more than $15,000,000 or (B) could reasonably be expected to result in payments of more than $15,000,000;

                           (xi) authorizing any transaction or any amendment
                  thereto, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service involving the Company or any of its Subsidiaries and any Member or any Affiliate of any Member (which transaction, once approved by all of the Members, shall be presumed to be fair to the Company); and

                           (xii) authorizing material transactions the nature of
                  which are not in the ordinary course of business;

                           (xiii) permitting the merger, consolidation, or
                  participation in a share exchange or other statutory reorganization with, or sale of all or substantially all of the assets of Manta Ray, Nautilus or the Company to, or the sale or other transfer or alienation (other than granting a lien or other Security Interests) of any interest in Manta Ray or Nautilus to, any Person;

                           (xiv) approving the operating and capital expenditure
                  budgets of the Company or any of its Subsidiaries covering the period from the date hereof until the first anniversary of such date;

                           (xv) approving any cash reserve applicable to
                  distributions of cash and other property as provided in Sections 5.3, 5.5 and 5.6, to the extent such cash reserve (A) relates to acquiring, constructing or otherwise obtaining (including, without limitation, pursuant to a lease or similar arrangement approved in accordance with Section 7.2(b)(x)) any pipeline, lateral or extension, including any Lateral, or any compression, expansion or other significant facilities and (B) exceeds, at any one time, $15,000,000;

                           (xvi) hiring any employees of the Company;

                           (xvii) admitting any new Member to any Subsidiary of
                  the Company; and

                           (xviii) actions for which this Agreement otherwise
                  expressly requires unanimous approval, including, without limitation, any of the actions set forth in Sections 3.10 (creation of additional Membership Interests), 3.14 (Resignation), 4.2 (subsequent Capital Contributions), 5.6 (distribution of Initial Capital Contributions), 12.1(a) (Dissolution and Liquidation) and 13.2 (Amendments).

         7.3 VOTING LIST. The officer of the Company or the designated Member who is responsible for the maintenance of the Company's records shall make, at least ten days before each meeting of Members, a complete list of the Members or their representatives, as the case may be, entitled to vote thereat or any adjournment thereof, arranged in alphabetical order, with the address of and the Membership Interest held or represented by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by any Member or Member representative at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Member or Member representative during the whole time of the meeting. The original Company records shall be prima facie evidence as to who are the Members or their representatives entitled to examine such list or transfer records or to vote at any meeting of Members. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at the meeting.

         7.4 PROXIES. A Member or Member representative may vote either in person or by proxy executed in writing by the Member or Member representative. A telegram, telex, cablegram or similar transmission by the Member or Member representative or a photographic, photostatic, facsimile or similar reproduction of writing executed by the Member or Member representative shall be treated as an execution in writing for


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

purposes of this Section. Proxies for use at any meeting of the Members or committee of the Company or in connection with the taking of any action by written consent shall be filed with the Company before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by an inspector or inspectors appointed by the President or a Vice President of the Company who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes.

         7.5 VOTES. Each Member or Member representative shall be entitled to one vote (or a fraction thereof) per percent (or fraction thereof) of Membership Interest held by such Member, as reflected in the transfer records of the Company; provided, however, that for purposes of determining a quorum or a Required Interest the Membership Interest of any Member shall not be counted and such interest shall be apportioned by interest among the remaining Members as applicable if the Member is not permitted to vote under this Agreement for any reason, including, without limitation, the relevant Member is in Default, is not deemed to be a Substituted Member or is in breach of certain representations and warranties; provided, however, that no Member shall be required to make any Capital Contribution, other than an Initial Capital Contribution, if such Member did not vote to approve such Capital Contribution in accordance with Section 4.2.

         7.6 CONDUCT OF MEETINGS. All meetings of the Members or committees of the Company shall be presided over by the chairman of the meeting, who shall be designated by, in order of priority, the President, the Vice President or other appropriate officer of the Company. The chairman of any meeting of Members or committee of the Company shall determine the order of business and the procedure at the meeting, including regulation of the manner of voting and the conduct of discussion.

         7.7 ACTION BY WRITTEN CONSENT.

                  (a) Except as otherwise provided by applicable Laws, any action required or permitted to be taken at any meeting of Members or committee of the Company may be taken without a meeting, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders or representatives of not less than the minimum of Membership Interests that would be necessary to take such action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted; provided, however, that no such written consent shall be effective unless each Member has been provided with at least 3 Business Days prior written notice of such consent to be sought or has waived the requirement of such notice. To the extent required by law, every written consent shall bear the date of signature of each Member or Member representative who signs the consent. To the extent required by law, no written consent shall be effective to take the action that is the subject of such consent unless, within 60 days after the date of the earliest dated consent delivered to the


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

         Company in the manner required by this Section 7.7, a consent or consents signed by the holder or holders of not less than the minimum Membership Interests that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its registered office or its principal place of business. Delivery shall be by hand or certified or registered mail (return receipt requested) to the Company's principal place of business and shall be addressed to the Secretary of the Company. A telegram, telex, cablegram or similar transmission by a Member or Member representative, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member or Member representative, shall be regarded as signed by the Member or Member representative for purposes of this
         Section 7.7. In addition to the prior written notice described above, prompt written notice of the taking of any action by the Members or committees of the Company without a meeting by less than unanimous written consent shall be given to those Members or Member representatives who did not consent in writing to the action.

                  (b) The Record Date for determining Members or their representatives entitled to consent to an action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company. Delivery of such written consent shall be by hand or by certified or registered mail (return receipt requested) to the Company's principal place of business and shall be addressed to the Secretary of the Company.

         7.8 RECORDS. An officer of the Company or a designated Member representative shall be responsible for maintaining the records of the Company, including keeping minutes at the meetings of the Members or committees of the Company and the filing of consents in the records of the Company.

                                 ARTICLE VIII.

                                 INDEMNIFICATION

         8.1 RIGHT TO INDEMNIFICATION. Subject to the limitations and conditions as provided herein or by applicable Laws, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member of the Company, a member of a committee of the Company or an officer of the Company, or while such a Person is or was serving at the request of the Company as a director, officer, partner, venturer, member, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the extent such Proceeding or


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

other above-described process relates to any such above-described relationships with, status with respect to, or representation of any such Person to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Laws permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys' fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VIII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder for any and all liabilities and damages related to and arising from such Person's activities while acting in such capacity; provided, however, that no Person shall be entitled to indemnification under this Section 8.1 in the event the Proceeding involves acts or omissions of such Person which constitute an intentional breach of this Agreement or gross negligence or willful misconduct on the part of such Person. The rights granted pursuant to this Article VIII shall be deemed contract rights, and no amendment, modification or repeal of this Article VIII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VIII could involve indemnification for negligence or under theories of strict liability.

         8.2 INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS. The Company may indemnify, and advance expenses to, Persons who are not or were not a Member, including officers, employees or agents of the Company, and those Persons who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, member, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to a Member under this Article VIII.

         8.3 ADVANCE PAYMENT. Any right to indemnification conferred in this
Article VIII shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Person entitled to be indemnified under Sections 8.1 and 8.2 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the requirements necessary for indemnification under this Article VIII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

         8.4 APPEARANCE AS A WITNESS. Notwithstanding any other provision of this Article VIII, the Company may pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article VIII in connection with such Person's appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

         8.5 NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right which a Person indemnified pursuant to Sections 8.1 and 8.2 may have or hereafter acquire under any Laws, this Agreement, or any other agreement, vote of Members or otherwise.

         8.6 INSURANCE. The Company may purchase and maintain indemnification insurance, at its expense, to protect itself and any Person from any expenses, liabilities, or losses that may be indemnified under this Article VIII.

         8.7 MEMBER NOTIFICATION. Any indemnification of or advance of expenses to any Person entitled to be indemnified under this Article VIII shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members' meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12 month period immediately following the date the indemnification or advance was made.

         8.8 SAVINGS CLAUSE. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article VIII as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable Laws.

         8.9 SCOPE OF INDEMNITY. For the purposes of this Article VIII, references to the "Company" include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity. Thus, any Person entitled to be indemnified or receive advances under this Article VIII shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving entity as he would have if such merger, consolidation, or other reorganization never occurred.

                                  ARTICLE IX.
                                      TAXES

         9.1 TAX RETURNS. The Company shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 9.2. Upon written request by the Company, each


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Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax returns to be prepared and filed.

         9.2 TAX ELECTIONS. The Company shall make the following elections on the appropriate tax returns:

                  (a) to adopt the accrual method of accounting;

                  (b) an election pursuant to section 754 of the Code;

                  (c) to elect to amortize the organizational expenses of the Company and the start-up expenditures of the Company under section 195 of the Code ratably over a period of 60 months as permitted by section 709(b) of the Code; and

                  (d) any other election that the Company may deem appropriate and in the best interests of the Company or Members, as the case may be.

         Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

         9.3 TAX MATTERS MEMBER. The Company shall select one of the Members as the "Tax Matters Member" of the Company pursuant to section 6231(a)(7) of the Code. The Tax Matters Member shall take such action as may be necessary to cause each Member to become a "notice partner" within the meaning of section 6223 of the Code and shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Member may not take any action contemplated by sections 6222 through 6232 of the Code without the consent of a Majority Interest, but this sentence does not authorize the Tax Matters Member to take any action left to the determination of an individual Member under sections 6222 through 6232 of the Code. The initial Tax Matters Member shall be the Member so indicated on Exhibit A.

                                   ARTICLE X.
                   BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

         10.1 MAINTENANCE OF BOOKS. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members. The books of account for the Company shall be maintained on an accrual basis in accordance with the terms of this Agreement and GAAP, except that the Capital Accounts of the


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Members shall be maintained in accordance with Section 4.5. The accounting year of the Company shall be determined by the Company. The initial custodian of the company records shall be the Tax Matters Members.

         10.2 FINANCIAL STATEMENTS. On or before the last day of each calendar month during the existence of the Company, the Company shall cause each Member to be furnished with an income statement for the calendar month immediately preceding such calendar month. On or before the last day of each January, April, July and October during the existence of the Company, the Company shall cause each Member to be furnished with a balance sheet and a statement of cash flows for, or as of the end of, the fiscal quarter immediately preceding such calendar month. On or before the last day of each April during the existence of the Company, the Company shall cause each Member to be furnished with audited financial statements, including, a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member's Capital Account for the immediately preceding calendar year. Annual financial statements must be prepared in accordance with GAAP. The Company also may cause to be prepared or delivered such other reports as it may deem, in its sole judgment, appropriate. The Company shall bear the costs of all such reports and financial statements.

         10.3 TAX STATEMENTS. On or before the last day of July during the existence of the Company, the Company shall cause each Member to be furnished with all information reasonably necessary or appropriate to file their appropriate tax reports, including a schedule of Company book-tax differences for, or as of the end of, the immediately preceding tax year. In addition, to the extent reasonably possible, the Company will cause each Member to be provided with estimates of all such information on or before the first day of February each year.

         10.4 ACCOUNTS. The officers or designated Members of the Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company's name with financial institutions and firms that officers or designated Members of the Company may determine. The Company may not commingle the Company's funds with the funds of any other Person. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement. The officers or designated Members of the Company may invest the Company funds only in (i) readily marketable securities issued by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three months or less from the date of acquisition, (ii) readily marketable securities issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, maturing within three months or less from the date of acquisition and rated "A" or better by any recognized rating agency,
(iii) readily marketable commercial paper rated "Prime 1" by Moody's or "A 1" by Standard and Poor's (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three months after the date of acquisition or (iv) certificates


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

of deposit or time deposits issued by any incorporated bank organized and doing business under the Laws of the United States of America which is rated at least "A" or "A2" by Standard and Poor's or Moody's, which is not in excess of federally insured amounts, and which matures within three months or less from the date of acquisition.

                                  ARTICLE XI.
                             BANKRUPTCY OF A MEMBER

         11.1 BANKRUPT MEMBERS. If any Member becomes a Bankrupt Member, the Company, by approval of at least a majority in interest of the Members excluding any Bankrupt Member or, if the Company does not exercise the relevant option, the non-Bankrupt Members which desire to participate, shall have the option, exercisable by notice from the Company or the Members, as the case may be, to the Bankrupt Member (or its representative) at any time prior to the 180th day after receipt of notice of the occurrence of the event causing it to become a Bankrupt Member, to buy, and, on the exercise of this option, the Bankrupt Member or its representative shall sell, its Membership Interest. The purchase price shall be an amount equal to the fair market value thereof determined by agreement by the Bankrupt Member (or its representative) and the potential purchaser; however, if those Persons do not agree on the fair market value on or before the 90th day following the date of receipt by such potential purchaser of notice of the occurrence of the event causing the Member to become a Bankrupt Member, either such Person, by written notice to the other, may require the determination of fair market value to be made by an independent appraiser specified in such notice. If the Person receiving that notice objects on or before the tenth day following receipt to the independent appraiser designated in that notice, and those Persons otherwise fail to agree on an independent appraiser, either such Person may petition the United States District Judge for the Southern District of Texas then senior in active service to designate an independent appraiser, whose determination of the independent appraiser, however designated, is final and binding on all parties. The Bankrupt Member and the potential purchaser each shall pay one-half of the costs of the appraisal and court costs in appointing an appraiser (if any). If the potential purchaser then elects, within ten days after the fair market value has been decided by agreement or by an independent appraiser, to exercise the purchase option, the purchasing Person shall pay the fair market value as so determined in cash on closing. The payment to be made to the Bankrupt Member or its representative pursuant to this Section 11.1 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) in and in respect of the Company, including, without limitation, any Membership Interest, any rights in specific Company property, and any rights against the Company and its officers, agents, and representatives and (insofar as the affairs of the Company are concerned) against the Members.


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


                                  ARTICLE XII.
                    DISSOLUTION, LIQUIDATION, AND TERMINATION

         12.1 DISSOLUTION. Subject to the provisions of Section 12.2 and any applicable Laws, the Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

                  (a) the consent of all of the Membership Interests or as expressly provided in Section 3.17 and Section 3.18;

                  (b) the expiration of the period fixed for the duration of the Company as set forth in this Agreement;

                  (c) entry of a decree of judicial dissolution of the Company under section 18-802 of the Act in accordance with Section 16.8; and

                  (d) the bankruptcy or dissolution of a Member or other event described in section 18-801 of the Act (other than a Transfer of Membership Interest in accordance with the terms of this Agreement).

         12.2 LIQUIDATION AND TERMINATION. Subject to Section 7.5 and Section 12.2(d), and except as expressly provided for to the contrary in Section 3.17 and Section 3.18, upon dissolution of the Company, a representative of the Company selected by a Majority Interest (not including any Member in Default at the time of dissolution) shall act as a liquidator or may appoint one or more Members as liquidator ("Liquidator"). The Liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the Liquidator shall continue to operate the Company properties for a reasonable period of time to allow for the sale of all or a part of the assets thereof with all of the power and authority of the Members. The steps to be accomplished by the Liquidator are as follows:

                  (a) as promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made of the Company's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

                  (b) the Liquidator shall cause any notices required by law to be mailed to each known creditor of and claimant against the Company in the manner described by such law;

                  (c) subject to the terms and conditions of this Agreement and the Act (especially section 18-803), the Liquidator shall distribute the assets of the Company in the following order:

                           (i) the Liquidator shall pay, satisfy or discharge
                  from Company funds all of the debts, liabilities and obligations of the Company, including, without limitation, all expenses incurred in liquidation or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine); provided, however, such payments shall not include any Capital Contributions described in Article IV or any other obligations in favor of the Members created by this Agreement other than a loan made pursuant to any provision other than Section 15.2; and

                           (ii) all remaining assets of the Company shall be
                  distributed to the Members as follows:

                                    (A) the Liquidator may sell any or all
                           Company property, including to one or more of the Members (other than any Member in Default at the time of dissolution), provided (x) any such sale to a Member is made on an arms length basis under terms which are in the best interest of the Company and (y) to the extent that any Member has participated in an Expansion Option under Section 15.2(b), the Liquidator shall hire an independent consultant to attribute (on the basis of the then existing fair market value) the proceeds from the sale of the Company property between each respective Major Expansion Project, and all other assets of the Company (such value for each respective Major Expansion Project the "Expansion Liquidation Value") and the Liquidator shall repay any Members' Expansion Option loan pursuant to Section 15.2(e), but only to the extent that there is any Expansion Liquidation Value allocated to the corresponding Major Expansion Project;

                                    (B) with respect to all Company property
                           that has not been sold, the fair market value of that property (as determined by the Liquidator using any method of valuation as it, using its best judgment, deems reasonable) shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

                                    (C) Company property shall be distributed
                           among the Members ratably in proportion to each Member's Capital Account balances, as determined after taking into account all Capital


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                           Account adjustments for the taxable year of the
                           Company during which the liquidation of the Company occurs (other than those made by reason of this clause (C));

                  All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 12.2. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company's property.

                  (d) Upon dissolution of the Company upon an event occurring to a Member (the "Withdrawing Member") described in Section 12.1(d), then within 30 days after the Company delivers notice of such event to the Members, at least 50% of such other Members (by Membership Interest and excluding the Membership Interest of the Withdrawing Member) may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new company on terms identical to those set forth in this Agreement and, as necessary, admitting an additional Member chosen by such other Members. Such non-Withdrawing Members shall be deemed to have voted for and consented to such reconstitution unless a written statement objecting to the reconstitution shall have been received by the Company within 30 days after notice of dissolution was made to such Member. Upon any such election to reconstitute by at least 50% of such other Members (by Membership Interest), all Members and their successors shall be bound thereby and shall be deemed to have approved thereof. Unless such an election to reconstitute is made within the applicable time period as set forth above, the Company shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

                           (i) the reconstituted Company shall continue until
                  the end of the term set forth in Section 2.6 unless earlier dissolved in accordance with this Article XII; and

                           (ii) the interest of the Withdrawing Member shall be
                  treated thenceforth as the interest of a Transferee that has not been admitted as a Substitute Member hereunder.

         12.3 PROVISION FOR CONTINGENT CLAIMS.

                  (a) The Liquidator shall make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and

                  (b) If there are insufficient assets to both pay the creditors pursuant to Section 12.2(c)(i) and to establish the provision contemplated by Section 12.3(a), the claims shall be paid as provided for in accordance to their priority, and, among claims of equal priority, ratably to the extent of assets therefor.

         12.4 DEFICIT CAPITAL ACCOUNTS. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Members ratably in proportion to their respective Membership Interests, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute any amounts to the Company to bring the balance of such Member's capital account to zero.

                                 ARTICLE XIII.
                           AMENDMENT OF THE AGREEMENT

         13.1 AMENDMENTS TO BE ADOPTED BY THE COMPANY. Each Member agrees that the appropriate officer of the Company, in accordance with and subject to the limitations contained in Article VII, may execute, swear to, acknowledge, deliver, file and record whatever documents may be required to reflect:

                  (a) a change in the name of the Company, the location of the principal place of business of the Company or the registered agent or office of the Company;

                  (b) admission or substitution of Members effected in accordance with this Agreement;

                  (c) a change that the Members believe is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the Laws of any state or that is necessary or advisable in the opinion of the Company to ensure that the Company will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

                  (d) a change that is necessary or appropriate for the Company to satisfy any requirements, conditions, guidelines or interpretations contained in any opinion, interpretative release, directive, order, ruling or regulation of any federal or state agency or judicial authority (including, without limitation, the Act);

                  (e) an amendment that is necessary, in the opinion of counsel, to prevent the Company or its officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor; and

                  (f) subject to the terms of Section 3.10, an amendment that the Company determines in its sole discretion to be necessary or appropriate in connection with the authorization for issuance of any Membership Interest pursuant to Section 3.10.

         13.2 AMENDMENT PROCEDURES. Except as provided in Section 13.1, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed by any Member. Each such proposal shall contain the text of the proposed amendment. If an amendment is proposed, the Company shall seek the written approval of the holders of the requisite percentage of Membership Interests or call a meeting of the Members to consider and vote on such proposed amendment. A proposed amendment shall be effective upon its approval by the holders of all of the Membership Interests, unless a different percentage is expressly required under this Agreement. Any amendment that would materially and adversely affect the rights of any type or class of Membership Interests in relation to other types or classes of Membership Interests requires the approval of the holders of at least a majority of the Membership Interests of such class or type of Membership Interest. The Company shall notify all Record Holders upon final adoption of any proposed amendment.

                                  ARTICLE XIV.
                        CERTIFICATED MEMBERSHIP INTERESTS

         14.1 ENTITLEMENT TO CERTIFICATES. Every owner of a Membership Interest in the Company, unless and to the extent the Company elects otherwise, shall be entitled to have a certificate, in such form as is approved by the Company and conforms with applicable law, certifying the Membership Interest owned by it.

         14.2 MULTIPLE CLASSES OF INTEREST. If the Company shall be authorized to issue more than one class of Membership Interest or more than one series of any Membership Interest, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of membership interest or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall, unless the Members shall by resolution provide that such class or series of Membership Interest shall be uncertificated, be set forth in full or summarized on the face or back of the certificate which the Company shall issue to represent such class or series of Membership Interest; provided that, to the extent allowed by law, in lieu of such statement, the face or back of such certificate may state that the Company will furnish a copy of such statement without charge to each requesting Member.

         14.3 SIGNATURES. Each certificate representing a Membership Interest in the Company shall be signed by or in the name of the Company by (1) the President or any

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

Vice President of the Company and (2) the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company. The signature of the officers of the Company may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to hold such office before such certificate is issued, it may be issued by the Company with the same effect as if he held such office on the date of issue.

         14.4 ISSUANCE AND PAYMENT. Subject to the provisions of the Act and this Agreement, including, without limitation, Section 3.10, Membership Interests may be issued for such consideration and to such persons as the Company may determine from time to time.

         14.5 RESTRICTIVE LEGEND. In the absence of a more restrictive legend, all certificates which evidence Membership Interests shall be stamped or typed in a conspicuous place with the following legend:

         THE INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE LIMITED LIABILITY AGREEMENT OF THE COMPANY DATED AS OF JANUARY 17, 1997, AS IT EXISTS FROM TIME TO TIME, WHICH RESTRICTS ANY SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, ENCUMBRANCE, PLEDGE OR OTHER TRANSFER OR ALIENATION (WITH OR WITHOUT CONSIDERATION) OF SUCH INTEREST. THE COMPANY WILL FURNISH TO THE RECORD HOLDER OF THIS CERTIFICATE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS, A COPY OF SUCH LIMITED LIABILITY AGREEMENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, CONVEYED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER.

Such legend shall also be placed on all Certificates which are hereafter issued to any Member.

         14.6 LOST, STOLEN OR DESTROYED CERTIFICATES. The Company may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the Person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or


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

certificates, the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

         14.7 TRANSFER OF MEMBERSHIP INTEREST. Upon surrender to the Company or its transfer agent, if any, of a certificate representing Membership Interests duly endorsed or accompanied by proper evidence of succession, assignation or authority to Transfer in accordance with this Agreement and of the payment of all taxes applicable to the Transfer of said Membership Interest, the Company shall be obligated to issue a new certificate to the Person entitled thereto, cancel the old certificate and record the transaction upon its books, provided, however, that the Company shall not be so obligated unless such Transfer was made in compliance with the provisions of this Agreement and any applicable state and federal Laws.

         14.8 REGISTERED HOLDERS. The Company shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of the indicated Membership Interest and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any Person other than such registered owner, whether or not it shall have express or other notice thereof, except as otherwise provided by Law.

                                  ARTICLE XV.
                     OTHER MEMBER AGREEMENTS AND OBLIGATIONS

         15.1 LATERAL OPPORTUNITIES.

                  (a) Limitation on Lateral Opportunities. Except as otherwise provided in this Section 15.1(a), no constituent of the Shell Gas Pipeline Companies, Marathon Gas Pipeline Companies or Leviathan Gas Pipeline Companies, will, directly or indirectly, enter into any agreement to construct or otherwise consummate transactions involving construction of any Lateral in which such constituent would own an interest (a "Lateral Opportunity") until such Lateral Opportunity has been rejected or otherwise forfeited by Manta Ray or Nautilus, as applicable. Any constituent of the Shell Gas Pipeline Companies, Marathon Gas Pipeline Companies, or Leviathan Gas Pipeline Companies may enter into an agreement, which may be amended from time to time, with their respective Affiliates involving a Lateral Opportunity and, if applicable, the terms and conditions of such agreement or agreements will be offered to Nautilus or Manta Ray as applicable pursuant to the terms and conditions of Section 15.1(b). Notwithstanding the foregoing, any constituent of the Shell Gas Pipeline Companies, Marathon Gas Pipeline Companies or Leviathan Gas Pipeline Companies may without complying with the provisions of this Section 15.1, construct a Lateral (i) designed solely for the purpose of gathering or transporting natural gas produced from a commercial property in which such constructing constituent of the Shell Gas Pipeline Companies, Marathon Gas Pipeline Companies or Leviathan Gas Pipeline Companies, as the case may be, or any Affiliate thereof, owns an interest; provided that (x) such interest in the natural gas to be gathered or transported by such Lateral was acquired by the relevant Person primarily for a purpose other than the avoidance of the provisions of this Section and (y) such exception shall not apply to any Lateral sized in such a manner that it would accommodate production from (a) any lease or commercial property in which Shell Holding, Marathon Holding or Leviathan Holding, or their Affiliate does not have an interest or (b) any lease owned by Shell Holding, Marathon Holding, or Leviathan Holding, or their Affiliate, which is not a commercial property; or (ii) in which any constituent of the Shell Gas Pipeline Companies, Marathon Gas Pipeline Companies, or Leviathan Gas Pipeline Companies would own an interest of less than 100% of the Lateral or of less than 100% of the entity owning the Lateral because an Affiliate does not own one hundred percent (100%) of the production.

                  (b) Delivery of Lateral Opportunity Notice. Any Member may propose that Manta Ray or Nautilus, as applicable, undertake a Lateral Opportunity by delivering written notice (a "Lateral Opportunity Notice") to Manta Ray or Nautilus, as applicable, and each of the Members. (A) A Lateral Opportunity Notice involving the connection solely of third party production shall include the proposed terms and conditions of such transactions, which terms shall, at minimum, (x) reflect an arms length transaction on reasonably fair terms, independent of any other transaction, and (y) be no less favorable to Nautilus or Manta Ray as applicable than the Lateral Opportunity offered to such Member. The Lateral Opportunity Notice shall also contain reasonably sufficient operational and financial information and other details to allow the Members to make a reasonably informed decision with respect to such Lateral Opportunity. Such Lateral Opportunity Notice shall (i) state whether such Lateral Opportunity is, directly or indirectly, related in any way to any past, current or contemplated transaction involving the Member delivering such notice (including its Affiliates), (ii) contain a statement, if true, that the Member is not aware of any undisclosed benefits expected to accrue to the Member or its Affiliates as a result of such Lateral Opportunity or, if the delivering Member is unable to make such statement, the notice shall disclose the existence, but not the details of such other benefits, and (iii) contain only financial projections prepared in good faith based upon assumptions relating to such Lateral Opportunity believed by the Member to be reasonable. (B) A Lateral Opportunity Notice involving the connection of any production of a Member or its Affiliates that must be offered to Nautilus or Manta Ray as applicable under the terms of Section 15.1(a) shall include the proposed terms and conditions of such transactions, which terms shall be no less favorable to the Company than the Lateral Opportunity offered to such Member. The Lateral Opportunity

         Notice shall also contain reasonably sufficient operational and financial information and other details to allow the Members to make a reasonably informed decision with respect to such Lateral Opportunity.

                  (c) Rejected Lateral Opportunities. If Nautilus or Manta Ray, as applicable, do not vote to accept the Lateral Opportunity and deliver notice accordingly in writing within 30 days after Manta Ray or Nautilus, as applicable, receives the Lateral Opportunity Notice that Manta Ray or Nautilus, as applicable, should undertake such project on the terms and conditions set forth in the applicable Lateral Opportunity Notice, then the Member (and/or its Affiliates) who provided and voted in favor of the Lateral Opportunity Notice shall have the right to pursue such project (a "Rejected Lateral Opportunity") on the terms and conditions set forth in the applicable Lateral Opportunity Notice and own any assets related thereto. In such event, the Member who provided the Lateral Opportunity Notice (and/or its Affiliates) shall be free for a period of 120 days to enter into definitive agreements, if any, or otherwise consummate the transactions contemplated by the applicable Lateral Opportunity Notice on the same terms and conditions set forth in the applicable Lateral Opportunity Notice without further obligation to any Members or Manta Ray or Nautilus, as applicable; provided that following such 120 day period such Member or its Affiliates may not enter into definitive agreements, if any, or otherwise consummate the transactions with respect to a Rejected Lateral Opportunity without again offering the same to Manta Ray or Nautilus, as applicable, in accordance with this Article. No Member shall have any obligation or duty to Manta Ray or Nautilus, as applicable, or the other Members with respect to any Rejected Lateral Opportunity to the extent it is covered by definitive agreements entered into, or otherwise consummated, by such Member or its Affiliates after compliance with this Section 15.1 or with respect to any modification, renewal or extension of the terms of such definitive agreements with respect to any such Rejected Lateral Opportunity. Except as set forth in this Section, the construction, acquisition, operation, maintenance and ownership of each such Rejected Lateral Opportunity project shall not be governed or affected by this Agreement.

         15.2 EXPANSIONS.

                  (a) Expansion Option. Any Member (the "Exercising Member") shall have the right to require the Company to cause Manta Ray or Nautilus, as applicable, to construct, own and operate a particular Major Expansion Project (the "Expansion Option") if (i) the Exercising Member or an Affiliate of the Exercising Member has delivered written notice (the "Capacity Request") to Manta Ray or Nautilus as applicable, requesting, pursuant to a Dedication Agreement, firm capacity on the Manta Ray System or the Nautilus System, whichever is applicable, to gather or transport gas (including gas which is not owned by the Exercising Member or its Affiliate) from one or more leases dedicated pursuant to the relevant Dedication Agreement (the "Expansion

         Property") to the extent the expected volume (including increases in volume from existing properties of which some or all of the volumes could be Accelerated Volumes) of the production from which (the "Expansion Property Production") at the time of such notice is not being delivered into the Manta Ray System or the Nautilus System, whichever is applicable, (ii) the Accessible Capacity is not sufficient to practically handle substantially all of the Expansion Property Production, (iii) the relevant Major Expansion Project is necessary to increase the Base Capacity to a level adequate to allow Manta Ray or Nautilus, as applicable, to handle the Expansion Property Production,
         (iv) within 60 days from the latest date on which Manta Ray or Nautilus, as applicable, has the right to respond to the Capacity Request (the "Expansion Option Period"), each of the Company and Manta Ray or Nautilus, as applicable, have held a meeting and voted against the relevant Major Expansion Project, (v) the Exercising Member voted in favor of the relevant Major Expansion Project at such meeting, and
         (vi) the Expansion Option is exercised in accordance with the requirements of Section 15.2(b) below.

                  (b) Exercise. The Exercising Member shall exercise the Expansion Option by delivering, at any time after such Major Expansion Project has been rejected by each of the Company and Manta Ray or Nautilus, as applicable, but before the end of the Expansion Option Period, written notice of such exercise (the "Expansion Option Notice") to the Company and each Member. Such notice shall include an irrevocable commitment to timely fund the relevant Major Expansion Project and, if appropriate, assurances reasonably satisfactory to the Company that such Member has the ability to fund such Major Expansion Project; provided, however, that no such additional assurances will be required of Shell Holding, Marathon Holding or Leviathan Holding as long as their respective funding obligations are subject to a relevant parent-company guaranty that provides the same practical benefits to the Company as the guaranty entered into as of the date hereof. Whenever an Exercising Member delivers an Expansion Option Notice, every other Member which voted in favor of the relevant Major Expansion Project at the last meeting during which such project was voted on (together with the Exercising Member, the "Expansion Participants") shall have the right to participate, proportionately (based on the relationship of its Membership Interest to the Membership Interests of all of the Expansion Participants), in such project on the same basis as the Exercising Member, including the right to receive the Payout Amount out of 80% of the Expanded Capacity Revenues and the obligation to fund such project. Any Member which desires to exercise its right to participate in such project must deliver a notice substantially similar to that delivered by the original Exercising Member in accordance with the terms of this subsection, within 30 days after it receives the Expansion Option Notice. If any Expansion Participant pays any amount to the Company in excess of the amount needed to fund the Expansion Project, the Company shall immediately return such excess amount to the Expansion Participant.

                  (c) Repayment. Until the Expansion Participants have (i) received payment with respect to 80% of the Expanded Capacity Revenues in an amount equal to the Payout Amount or (ii) the Company, by a unanimous vote of all Members other than the Expansion Participants, has otherwise paid the unamortized portion of the Payout Amount to the Expansion Participants as described below, the Expansion Participants shall be paid monthly amounts equal to 80% of the Expanded Capacity Revenues. Such amounts shall be allocated among the Expansion Participants in proportion to the Membership Interests of each such Expansion Participant to the Membership Interests of all such Expansion Participants. The remaining 20% of the Expanded Capacity Revenues shall be retained by the Company and allocated to all of the Members based on their respective Membership Interests. After recovery of the Payout Amount or payment by the Company of the unamortized portion of the Payout Amount to the Expansion Participants as described below, all of the Expansion Capacity Revenues shall be retained by the Company and allocated to all of the Members based on their respective Membership Interests. If, at any time the Company, by a unanimous vote of all Members other than the Expansion Participants, elects to pay off the unamortized amount of the Payout Amount, the Company shall promptly pay an amount equal to the then-remaining unpaid principal amount of the Payout Amount to the Expansion Participants, which remaining unpaid principal amount shall be calculated by treating as principal payments 10/15 of all amounts received by the Expansion Participants prior to such time in satisfaction of the Payout Amount.

                  (d) Capacity. Prior to proceeding with any Major Expansion Project in accordance with this Section, all of the Members shall cooperate to establish (i) the Accessible Capacity, using the lesser of
         (x) the maximum approved operating pressure, (y) the then existing contractual operating pressure or (z) the maximum physical pressure at which the line can operate, in each case determined at the inlet of each relevant point of receipt and the pressure (averaged over the last three months) at the relevant points of delivery and (ii) an expansion design to handle the Expansion Property Production. If the Members cannot agree on any such matter, the Company shall engage an independent consultant (of national prominence with experience in the relevant geographical area) to resolve each such matter.

                  (e) Treatment as Loan. Any amount paid by one or more Members pursuant to Section 15.2(b) shall be considered to be a limited recourse, partially secured loan from the advancing Members to the Company, with such loan payable only from, and secured only by a security interest granted by the Company in, 80% of the Expanded Capacity Revenues until such loan is paid in full. Except for such security interest in 80% of the Expanded Capacity Revenues, such loan shall be without recourse against the Company. The Company shall have no obligation to repay such loan other than to the extent that 80% of the Expanded Capacity Revenues are available.


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

         15.3 CERTAIN PROPERTIES. Notwithstanding anything contained in this Agreement to the contrary, Leviathan Holding and any of its Affiliates shall have the right, at their sole cost, expense and risk, to construct pipeline laterals or extensions or related facilities to connect the Manta Ray System to gas produced from Blocks 871, 914, 915, 916, 958, 959, 1002 and 1003 in the
Ewing Bank Area, Gulf of Mexico pursuant to any agreement existing on the Formation Date. Such right shall be absolute and unconditional and shall be free and clear of any obligation to offer the Company or any Member the right to participate therein.


                                  ARTICLE XVI.
                               GENERAL PROVISIONS

         16.1 OFFSET. Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.

         16.2 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement constitutes the entire agreement and supersedes (i) all prior oral or written proposals or agreements (ii) all contemporaneous oral proposals or agreements and (iii) all previous negotiations and all other communications or understandings between the Parties with respect to the subject matter hereof, including, without limitation, that certain Letter of Intent dated June 24, 1996 between Leviathan Gas Pipeline Partners, L.P., Shell Offshore Inc., and Marathon Oil Company, among others, and the related Letter of Intent dated September 10, 1996, but excluding any confidentiality agreement between or among any Members or their Affiliates and the letter agreement referred to in Section 3.17(a)(iii).

         16.3 WAIVERS. Neither action taken (including, without limitation, any investigation by or on behalf of any Party) nor inaction pursuant to this Agreement, shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the Party not committing such action or inaction. A waiver by any Party of a particular right, including, without limitation, breach of any provision of this Agreement, shall not operate or be construed as a subsequent waiver of that same right or a waiver of any other right.

         16.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

         16.5 MEMBER DEADLOCKS; NEGOTIATIONS AND MEDIATION.

                  (a) Member Deadlocks. Except for any matter or proposal covered by the immediately succeeding sentence, Member approval or disapproval of any matter shall not be subject to the provisions of this Section 16.5. If any matter or proposal covered by Sections 6.3(b)(i)-(iv) or relating to an operating budget described in Section 6.3(b)(v), requiring the vote of less than all of the Membership Interest for approval thereof is brought before the Members and receives neither (x) at least the Required Interest voting for such matter or proposal nor (y) at least the Required Interest voting against (not including abstentions or other non-votes) such matter or proposal, then any Member, by written notice to the other Members given within three Business Days after the initial vote on such matter or proposal, may call a meeting of the Members to reconsider such matter or proposal, such meeting to be held when, where and as reasonably specified in said notice, but not less than three Business Days nor more than seven Business Days after the date of such vote. If such meeting is called and held as herein provided and the matter or proposal is offered at such meeting again and (x) does not receive at least the Required Interest voting for such matter or proposal or (y) does not receive at least the Required Interest voting against (not including abstentions or other non-votes) such matter or proposal, then any Member may within three Business Days thereafter submit the matter to further negotiation, and, if applicable, non-binding mediation, in accordance with this Section. If no Member calls such a meeting within the first three Business Day period herein provided for or if further negotiation is not requested within the three Business Day period after the second meeting, no Member shall thereafter have any right to request further negotiation or non-binding mediation regarding such matter or proposal.

                  (b) Further Negotiation. Any Member wishing to submit a matter or proposal to further negotiation as permitted above or pursuant to
         Section 16.8 shall do so by giving written notice of further negotiation to the other Members containing a brief description of the nature of the dispute to be further negotiated and the position of the Member initiating further negotiation. Upon receipt of such notice, each Member shall appoint a representative for such further negotiations, which representative shall hold a position with the Person owning such Member of equal or superior status to the prior representative of such Member with respect to the proposal in question. The respective representatives shall meet at the principal office of the Company at 10:00 a.m. local time on the third Business Day after the date of receiving the notice of further negotiations.

                  (c) Non-Binding Mediation. If within ten Business Days following initial receipt by the Members of the notice of further negotiations neither (x) at least the Required Interest votes for such matter or proposal nor (y) at least the Required Interest votes against (not including abstentions or other non-votes) such matter or proposal, then any Member may subject the matter or proposal to non-binding mediation by giving written notice of mediation to the other Members within five Business Days thereafter. The notice of mediation shall state the identity of the single mediator selected by the Member initiating mediation and contain a detailed statement of the nature of the dispute to be mediated and the remedy or resolution sought by the Member initiating mediation. Neither the Members nor the mediator will have the right to conduct any further discovery relating to such mediation. The Member or Members initiating mediation shall pay the fees of the mediator; provided, however, that if the vote of the Members changes as a result of such mediation, then the Company shall pay all such fees and each of the Members' costs related to such mediation. Unless otherwise agreed by all of the Members, the mediation proceedings shall be held in Houston, Texas at such location selected by the mediator and shall begin as soon as practicable, but not less than five Business Days following the mailing of the initiating Member's notice of mediation. If within five Business Days following initiation of mediation proceedings neither (x) at least the Required Interest votes for such matter or proposal nor (y) at least the Required Interest votes against (not including abstentions or other non-votes) such matter or proposal, then such mediation shall terminate and such matter or proposal will no longer be subject to further negotiation or mediation. Except with respect to the matters expressly specified in Section 16.5(a) and Section 16.8, no Member shall have the right to demand mediation with respect to any dispute, difference or question arising between any of the Members themselves or any Member and the Company.

         16.6 GOVERNING LAW; SEVERABILITY.

                  (a) THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

                  (b) In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act or applicable Laws, the applicable provision of the Act or other applicable Laws, as the case may be, shall control. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by the Act or other applicable Laws, as the case may be.

         16.7 FURTHER ASSURANCES. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties shall take or cause to be taken all such necessary action.

         16.8 EXERCISE OF CERTAIN RIGHTS. No Member may maintain any action for partition of the property of the Company. No Member may maintain any action for dissolution and liquidation of the Company unless such Member has submitted the dispute giving rise to such possible action to further negotiation and non-binding mediation, which further negotiation and mediation shall be conducted in accordance with the time periods and procedures set forth in
Section 16.5(b) and (c), to the extent applicable. If such dispute is still unresolved after the conclusion of such further negotiation and non-binding mediation, such Member shall offer to sell its Membership Interest (free and clear of all liens and encumbrances) to the other Members for an amount of cash equal to the fair market value of the selling Member's Membership Interest, determined by multiplying such selling Member's Membership Interest by the fair market value of the Company, as a whole, without regard to any discounts or premiums related to minority interest, controlling interest, liquidity or related matters. If such Members do not agree on the fair market value thereof, such value shall be determined by an arbitrator in accordance with the arbitration procedures set forth in Section 3.6(e). If the non-selling Members do not exercise the option to purchase such Membership Interest within 60 days after the fair market value is determined, then the selling Member shall have the right for a period of 30 days after such 60-day period to initiate an action for such dissolution and liquidation pursuant to section 18-802 of the Act or any similar applicable statutory or common law dissolution right. If no Member has brought such action for dissolution within such 30 day period, then any Member may maintain an action for dissolution and liquidation only after again following the procedures set forth in this Section. Upon the institution of, and during the pendency of, any such dissolution proceeding, the Members agree to use commercially reasonable efforts to employ procedures and experts to ensure that such dissolution process will result in the Company and/or its assets being disposed of at fair market value; provided that such cooperative efforts shall not constitute a waiver or limitation of any such Member's right to contest such dissolution. Such procedures shall include soliciting likely potential purchasers, establishing a data room and other information sharing procedures and, if appropriate, engaging an investment banker, consultant or other expert to facilitate and enhance the marketing efforts. The terms and conditions of this Section 16.8 are intended to preserve any right to dissolution created by statute or common law (such as by section 18-802 of the Act), but do not create any contractual right to dissolution.

         16.9 NOTICE TO MEMBERS OF PROVISIONS OF THIS AGREEMENT. By executing this Agreement, each Member acknowledges that it has actual notice of all of the provisions of this Agreement. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions.

         16.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

         16.11 ATTENDANCE VIA COMMUNICATIONS EQUIPMENT. Unless otherwise restricted by law or this Agreement, the Members or committees may hold meetings by means of telephone conference or other communications equipment by means of which all Persons participating in the meeting can effectively communicate with each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

         16.12 REPORTS TO MEMBERS. The officers of the Company shall present at each annual meeting of Members, and at any special meeting of Members, a statement of the business and condition of the Company.

         16.13 CHECKS, NOTES AND CONTRACTS. Checks and other orders for the payment of money shall be signed by such Person or Persons as the Company shall from time to time by resolution determine. Contracts and other instruments or documents may be signed in the name of the Company by any Person or Persons as the Company shall from time to time by resolution determine, authorized to sign such contract, instrument or document by the Company, and such authority may be general or confined to specific instances. Checks and other orders for the payment of money made payable to the Company may be endorsed for deposit to the credit of the Company, with a depositary authorized by resolution of the Company, by the Chief Financial Officer or Treasurer or such other Persons as the Company may from time to time by resolution determine.

         16.14 SEAL. The seal of the Company shall be in such form as shall from time to time be adopted by the Company. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

         16.15 BOOKS AND RECORDS. The officers of the Company shall keep correct and complete books and records of account, including the names and addresses of all Members and the number and class of the interest held by each, and minutes of the proceedings of the Members at its registered office or principal place of business, or at the office of its transfer agent or registrar.

         16.16 SURETY BONDS. Such officers and agents of the Company (if any) as the Company may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Company, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Company, in such amounts and by such surety companies as the Company may determine. The premiums on such bonds shall be paid by the Company and the bonds so furnished shall be in the custody of the Secretary.

         16.17 AUDIT RIGHTS OF MEMBERS.

                  (a) Each Member shall have the right to inspect and audit the books and records of the Company to the extent necessary to determine the accuracy of the financial statements delivered to the Members pursuant to Section
         10.2 of this Agreement. Such audits shall be conducted at the cost of the Member(s) requesting same. The audit rights with respect to any calendar year or any portion of such year shall terminate on and as of the last day of the second calendar year immediately following the year in question. A Member may exercise its audit rights hereunder by giving at least 30 days written notice to the Company of the desire to perform such audit, which notice shall include the estimated timing and other particulars related to such audit. The audit shall be conducted during normal business hours of the Company. The audit shall not unreasonably interfere with the operation of the Company. If any financial statement is not challenged within 3 years, then it shall be presumed to be accurate.

                  (b) Any Member shall have the right to cause the Company or a Subsidiary of the Company to exercise its inspection and audit rights, if any, under any Construction Agreement or Operating Agreement. The costs related thereto shall be paid by the Member(s) requesting same.

         16.18 NO THIRD PARTY BENEFICIARIES. Except to the extent a third party is expressly given rights herein, any agreement herein contained, expressed or implied, shall be only for the benefit of the Parties and their respective legal representatives, successors, and assigns, and such agreements shall not inure to the benefit of any other Person whomsoever, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement except to the extent a third party is expressly given rights herein.

         16.19 NOTICES. Except as otherwise expressly provided in this Agreement to the contrary (including in the definition of the term Default), any notice required or permitted to be given under this Agreement shall be in writing (including telex, facsimile, telecopier or similar writing) and sent to the address of the Party set forth below, or to such other more recent address of which the sending Party actually has received written notice:

         (a) if to the Company, to:

         Neptune Pipeline Company, L.L.C.
         Attn: Mr. Doug Krenz
         200 N. Dairy Ashford, Suite 3100
         Houston, Texas 77079
         Telephone(281) 544-2224
         Telecopy(281) 544-2201


         (b) if to the Members, to each of the Members listed on Exhibit A at the address set forth therein.

         Each such notice, demand or other communication shall be effective, if given by registered or certified mail, return receipt requested, as of the third day after the date indicated on the mailing certificate, or if given by any other means, when delivered at the address specified in this Section.

         16.20 REMEDIES. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Other than the obligation to arbitrate pursuant to Section 16.21, in lieu of seeking judicial remedies, nothing herein shall be considered an election of remedies. In addition, any successful Party is entitled to costs related to enforcing this Agreement, including, without limitation, attorneys' fees, and arbitration expenses. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE PARTIES WAIVE ANY AND ALL RIGHTS, CLAIMS OR CAUSES OF ACTION ARISING UNDER THIS AGREEMENT FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. A PARTY MAY RECOVER FROM THE OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE AND DAMAGES PAID OR OWED TO ANY THIRD PARTY FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM THE OTHER PARTY.

         16.21 DISPUTES.

                  (a) Applicability. Any controversy or claim, whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) arising out of or related to this Agreement (including any amendments or extensions), or the breach or termination thereof shall be settled by arbitration in accordance with the then current CPR Institute Rules for Non-Administered Arbitration of Business Disputes, and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16 to the exclusion of any provision of Law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. Notwithstanding the foregoing, this Section shall not apply to (x) any matters that, pursuant to the provisions of this Agreement, are to be resolved by a vote of the Members or (y) any of the rights of non-defaulting Members set forth in Section 4.3. Any dispute to which this Section applies is referred to herein as a "Dispute." With respect to a particular Dispute, each Person that is a party to such Dispute is referred to herein as a "Disputing Party." The provisions of this Section shall be the exclusive method of resolving Disputes.

                  (b) Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Parties shall attempt to resolve such Dispute through the following procedure:

                           (i) first, each of the Disputing Parties shall
                  promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute.

                           (ii) second, if the Dispute is still unresolved after
                  ten Business Days following the commencement of the negotiations described in Section 16.21(b)(i), then the chief executive officer (or his designee) of the direct parent of each Disputing Party shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and

                           (iii) third, if the Dispute is still unresolved after
                  ten Business Days following the commencement of the negotiations described in Section 16.21(b)(ii), then any Disputing Party may submit such Dispute to binding arbitration under this Section by written notice to the other Disputing Parties (an "Arbitration Notice") delivered within thirty Business Days thereafter.

                           (iv) At the same time that the Disputing Member sends
                  an Arbitration Notice to the other Disputing Members, it shall also send an Arbitration Notice to the regional office of the CPR Institute covering Houston, Texas. The Arbitration Notice shall contain a brief description of the nature of the dispute and the name of an Arbitrator proposed by the Disputing Member.

                  (c) Selection of Arbitrator.

                           (i) Any arbitration conducted under this Section
                  shall be heard by a sole arbitrator (the "Arbitrator") qualified by his or her education, experience and training to resolve the disputed matters and shall be selected in accordance with this Section. Each Disputing Party and each proposed Arbitrator shall disclose to the other Disputing Parties any business, personal or other relationship or affiliation that may exist between such Disputing Party and such proposed Arbitrator within ten Business Days following delivery of the Arbitration Notice.

                           (ii) The Disputing Party that submits a Dispute to
                  arbitration shall designate a proposed Arbitrator in its Arbitration Notice. If any other Disputing Party objects for any reason to such proposed Arbitrator, it may, on or before the tenth Business Day following delivery of the Arbitration Notice, notify all of the other Disputing Parties of such objection. All of the Disputing Parties shall attempt to agree upon a mutually acceptable Arbitrator. If they are unable to do so within seven

                  Business Days following delivery of the notice described in the immediately-preceding sentence, any Disputing Party may request the regional office of the CPR Institute covering Houston, Texas to designate the Arbitrator who shall be qualified by his or her education, experience and training to resolve the disputed matters. Failing designation by the regional office of the CPR Institute covering Houston, Texas, any Disputing Party may in writing request the judge of the United States District Court for the Southern District of Texas senior in term of service to appoint an Arbitrator qualified by his or her education, experience and training to resolve the disputed matters. If the Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section.

                  (d) Conduct of Arbitration.

                           (i) Any arbitration hearing shall be held in Houston,
                  Texas. The Arbitrator shall fix a reasonable time and place for the hearing and shall determine the matters submitted to it pursuant to the provisions of this Agreement in a timely manner; provided, however, if the Arbitrator shall fail to hold the hearing to determine the issue in dispute within sixty (60) days after the selection of the Arbitrator, then any Disputing Member shall have the right to require a new Arbitrator be selected under this Section.

                           (ii) Except as expressly provided to the contrary in
                  this Agreement, the Arbitrator shall have the power (i) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each member will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is, subject to an attorney-client or other privilege); (ii) to grant injunctive relief and enforce specific performance; and (iii) to issue or cause to be issued subpoenas (including subpoenas directed to third-parties) for the attendance of witnesses and for the production of books, records, documents and other evidence. Subpoenas so issued shall be served, and upon application to the Court by a party or the Arbitrator, enforced, in the manner provided by law for the service and enforcement of subpoenas in a civil action; and (iv) to administer oaths.

                           (iii) In advance of the arbitration hearing, the
                  Disputing Members may conduct discovery in accordance with the Texas Rules of Civil Procedure. Such discovery may include, but is not limited to, 1) the taking of oral and videotaped depositions and depositions on written questions; 2) serving interrogatories, document requests and requests for admission; and 3) any other form and/or method of discovery provided for under the Texas Rules of Civil Procedure. The Arbitrator shall order the parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a party, to produce other relevant documents, to answer up to ten interrogatories (including subparts), to respond to up to ten requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such party has listed and up to four other persons within such party's control. Any additional discovery shall only occur by agreement of the parties or as ordered by the Arbitrator upon a finding of good cause. Any objections and/or responses to such discovery shall be due on or before fifteen (15) days after service. The Disputing Members shall attempt in good faith to resolve any discovery disputes that may arise. If the Disputing Members are unable to resolve any such disputes, the Disputing Members may present their objections to the Arbitrator who shall resolve the objections in accordance with the Texas Rules of Civil Procedure. The Arbitrator may, if requested by a party, order that a trade secret or other confidential research, development or commercial information not be revealed or be revealed only in a designated way.

                           (iv) The Disputing Members may also retain, with the
                  consent of the arbitrator, one or more experts to assist the Arbitrator in resolving the Dispute. The Disputing Members shall identify and produce a report from any experts who will give testimony and/or evidence at the arbitration hearing. Any testifying experts identified shall be made available for deposition in advance of any arbitration hearing.

                           (v) The Arbitrator shall render its decision in
                  writing within fifteen (15) days of the conclusion of the hearing. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement only insofar as shall be necessary in the determination of the dispute before it, but it shall not have jurisdiction or authority to add to or alter in any way the provisions of this Agreement. The Arbitrator's decision shall govern and shall be final, nonappealable (except to the extent provided in the Federal Arbitration Act) and binding on the Disputing Members hereto and its written decision may be entered in any court having appropriate jurisdiction. Pending resolution of any dispute hereunder, performance by Disputing Members shall continue so as to maintain the status quo prior to notice of such dispute and service of notice of arbitration by any Disputing Member shall not divest a court of competent jurisdiction of the right and power to grant a decree compelling specific performance or injunctive relief in an action brought by the Disputing Members. THE ARBITRATOR AND ANY COURT ENFORCING THE AWARD OF THE ARBITRATOR SHALL NOT HAVE THE RIGHT OR AUTHORITY TO AWARD CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES TO THE COMPANY

                  OR ANY DISPUTING MEMBERS. PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ALL COSTS, EXPENSES OR DAMAGES INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE AND OTHER DAMAGES PAID OR OWED TO ANY THIRD PARTY FOR WHICH A PARTY HAS A RIGHT TO RECOVER FROM THE OTHER PARTY.

                           (vi) The responsibility for paying the costs and
                  expenses of the arbitration, including compensation to the Arbitrator, shall be allocated among the Disputing Members in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each Disputing Member shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to one or more other Disputing Members.

         16.22 NO SHOP. Prior to the date on which the Members vote to accept or reject the Construction Certificate as contemplated by Section 3.17, no Member (including its Affiliates ) shall directly or indirectly solicit, initiate or encourage submission of or participate in negotiations or take any action with respect to, proposals or offers (including any from any third party) to participate jointly in constructing, operating or owning pipelines or related facilities of the type described herein (or any similar facilities) to gather or transport gas from the Dedicated Leases which was not committed pursuant to a written gathering or transportation agreement executed prior to December 1, 1995, or engage in any other transaction contemplated by this Agreement. Each Member hereto agrees to advise the other Members in writing with respect to any solicitation, indications of interest or other inquiries (of the type described in the immediately preceding sentence) initiated by any party hereto or any third party pertaining to the subject matter of this Agreement. Notwithstanding anything to the contrary contained in this paragraph, it shall not be a violation of the exclusivity provisions of this Agreement if (i) due to the size of its respective operations, a representative of a Member or its Affiliates , which representative is not aware of this Agreement, inadvertently violates the exclusivity provisions of this Agreement and (ii) such violation is ceased and notice thereof delivered to the other Members promptly upon discovery of same by such Member, nor shall it be a violation to engage in such undertakings solely as they pertain to gas excepted from the dedication provisions of the Dedication Agreements.

         16.23 MEMBER TRADEMARKS. Neither the Company nor any Member shall be permitted to use any trademark owned by any other Member or its Affiliates , including, without limitation, the Shell "Pecten" trademark, without the express written consent of such Member or its Affiliate or as otherwise required by Law.

         16.24 HOLDING-OUT. Except as required by Law, the Company shall not publicly indicate that it is affiliated with Shell Oil Company or any of its Affiliates , without the express written consent of Shell Holding or an Affiliate thereof.


[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth in this Agreement.


                                       MEMBERS:


                                       SAILFISH PIPELINE COMPANY, L.L.C.




                                       By: /s/ JAMES H. LYTAL
                                          -------------------------------------
                                       Printed Name: James H. Lytal
                                                    ---------------------------
                                       Title: President
                                             ----------------------------------



                                       MARATHON GAS TRANSMISSION INC.




                                       By: /s/ R. G. BECKER
                                          -------------------------------------
                                       Printed Name: R. G. Becker
                                                    ---------------------------
                                       Title: President
                                             ----------------------------------






                                       SHELL SEAHORSE COMPANY




                                       By: /s/ D.V. KRENZ
                                          -------------------------------------
                                       Printed Name: D.V. Krenz
                                                    ---------------------------
                                       Title: President
                                             ----------------------------------

EXHIBITS:


Exhibit A:        Ownership Information


Exhibit B:        Description of Initial Facilities


Exhibit C:        Insurance

                                    EXHIBIT A
                              OWNERSHIP INFORMATION

----------------------------------------------------------------------------------------------------------
                  NAME AND INITIAL CAPITAL                         INITIAL CAPITAL         MEMBERSHIP
                 CONTRIBUTION OF EACH MEMBER                        CONTRIBUTIONS           INTEREST
----------------------------------------------------------------------------------------------------------
1)       Leviathan Holding:                                             (1)                  25.67%
         Sailfish Pipeline Company, L.L.C.
         Attention: Grant E. Sims
         7200 Texas Commerce Tower
         600 Travis
         Houston, Texas 77002
         Telephone: 713/224-7400
         Facsimile: 713/547-5151
----------------------------------------------------------------------------------------------------------
2)       Shell Holding: (4)                                             (2)                  50.00%
         Shell Seahorse Company
         Attention: Mr. Doug Krenz, President
         200 North Dairy Ashford, Suite 3100
         Houston, Texas 77079
         Telephone: (281) 544-2224
         Facsimile: (281) 544-2201
----------------------------------------------------------------------------------------------------------
3)       Marathon Holding:                                              (3)                  24.33%
         Marathon Gas Transmission Inc.
         Attention: Mr. William H. Hastings
         5555 San Felipe
         P.O. Box 3128
         Houston, Texas 77253-3128
         Telephone: (713) 296-3716
         Facsimile: (713) 296-4480
----------------------------------------------------------------------------------------------------------


(1) Leviathan Holding shall make or cause to be made Initial Capital Contributions equal to:

         (a) Contribution of those Manta Ray System assets as provided in the Contribution Agreements between the Company and each of Leviathan Holding and Poseidon Pipeline Company, L.L.C., each of even date herewith and at an aggregate Asset Value on the date hereof and on the Reconciliation Date of $50,300,000.

         (b) Contribution of a compression package as described in Section 4.1(d) of this Agreement.

         (c) Contribution of amounts equal to the cash paid by Leviathan Holding on behalf of the Company for certain costs and expenses related to the formation of the Company and incurred by Leviathan Holding prior to the date hereof at an Asset Value of $380,000.

         (d) Contributions of cash, if required, as described in Section 4.1(e) of this Agreement.

         (e) Contributions, if required, of cash as described in Section 4.1(f) of this Agreement.

(2) Shell Holding shall make or cause to be made Initial Capital Contributions equal to:

         (a) Contribution of the Boxer Line and other assets as provided in the Contribution Agreement between the Company and Shell Holding of even date herewith and at an aggregate Asset Value for the Boxer Line on the date hereof and on the Reconciliation Date of $4,100,000; and with respect to the other assets, an amount equal to the amounts expended as of the Formation Date, and which amounts are currently estimated to be $0.00.

         (b) Contribution of amounts equal to the cash paid by Shell Holding on behalf of the Company for certain costs and expenses related to the formation of the Company and incurred by Shell Holding prior to the date hereof at an Asset Value of $70,000.

         (c) Contribution of cash pursuant to Section 4.1(c) that are not already covered under any other provisions of Section 4.1.

         (d) Contributions of cash, if required, as described in Section 4.1(e) of this Agreement.

         (e) Contributions of cash, if required, as described in Section 4.1(f) of this Agreement:

(3) Marathon Holding shall make or cause to be made Initial Capital Contributions equal to:

         (a) Contribution of certain assets pursuant to the Contribution Agreement between the Company and Marathon Holding of even date herewith and at an Asset Value which amounts are currently estimated to be $0.00.

         (b) Contribution of amounts equal to the cash paid by Marathon Holding and its Affiliates on behalf of the Company for certain costs and expenses related to the formation of the Company and incurred by Marathon Holding and its Affiliates prior to the date hereof at an Asset Value of $510,000.

         (c) Contribution of cash pursuant to Section 4.1(c) that are not already covered under any other provisions of Section 4.1.

         (d) Contributions of cash, if required, as described in Section 4.1(e) of this Agreement.

         (e) Contributions, of cash if required, as described in Section 4.1(f) of this Agreement:

(4)      Initial Tax Matters Member.

                                    EXHIBIT B
                    CERTAIN MANTA RAY AND NAUTILUS FACILITIES

I.   Manta Ray Initial Facilities

     A.   Manta Ray Phase I Facilities

          1.   Pipeline Segments

               a. Approximately 51 miles of 16" pipeline from Green Canyon Block 29 to Ship Shoal Block 207.

               b. Approximately 32 miles of 14" pipeline from South Timbalier Block 301 to Ship Shoal Block 207.

               c. Approximately 1 mile of 10" pipeline within Ship Shoal Block 240.

               d. Approximately 3 miles of 12" pipeline from Ship Shoal Block 259 to Ship Shoal Block 261.

               e. Approximately 6 miles of 16" pipeline from Ship Shoal Block 207 to Ship Shoal Block 181, to be contributed to the Company by Poseidon Pipeline Company, L.L.C.

               f. Approximately 6 miles of 12" pipeline from South Timbalier Block 277 to South Timbalier Block 292.

               g. Approximately 4 miles of 12" pipeline from South Timbalier Block 292 to South Timbalier Block 280.

               h. Approximately 18 miles of 24" pipeline from South Timbalier Block 292 to South Timbalier Block 300.

               i. Approximately 7 miles of 14" pipeline from Ship Shoal Block 332 to South Timbalier Block 301.

               j. Approximately 7 miles of 16" pipeline from Ship Shoal Block 332 to South Timbalier Block 301.

               k. Approximately 17 miles of 16" pipeline from Green Canyon Block 19 to Ship Shoal Block 332.

l. Approximately 9 miles of 16" pipeline from Ship Shoal Block 349 to Ewing Bank Block 990.

2.   Pipeline Related Facilities shall include :

     a.   GREEN CANYON 19A

          (1)  24" x 0.688" Riser with a 24" - 900# SDV

          (2)  20" x 16" Pig Launcher

          (3)  Corrosion Inhibitor Injection Skid with Sidewinder pump

          (4)  Dual 6" Orifice Meter Skid Design 1,720 psig @ 130(Degree) F

          (5)  Standard Gas Metering Station EFM Equipment

     b.   GREEN CANYON 18A

          (1)  Standard Gas Metering Station EFM Equipment

     c.   GREEN CANYON 65A

          (1)  Standard Gas Metering Station EFM Equipment

     d.   EWING BANK 947A

          (1)  Standard Gas Metering Station EFM Equipment

     e.   SHIP SHOAL 349A

          (1)  16" x 0.688" Riser with a 16" - 900# SDV

          (2)  18" x 16" Pig Launcher

          (3)  Corrosion Inhibitor Injection Skid with Sidewinder pump

          (4)  Dual 10" Orifice Meter Skid
               Design 1,550 psig @ 250(Degree) F

          (5)  Standard Gas Metering System EFM Equipment

     f.   SHIP SHOAL 240A

          SS240 Lateral is owned 51% by Manta Ray Gathering Company, L.L.C. and 49% by ANR.

          (1)  10.75" x 0.594" Riser with 10" - 900# SDV

          (2)  12" x 10" Pig Launcher

          (3)  Corrosion Inhibitor Injection Skid with Sidewinder pump

          (4)  Dual 8" Orifice Meter Skid
               Design = 2,220 psig @ 100(Degree)F

          (5)  Standard Gas Metering Station EFM Equipment

          Manta Ray Offshore ownership is everything downstream of 6" - 900# flange at inlet of Gas Meter Skid.

     g.   SHIP SHOAL 259JA

          (1)  12.75" x 0.688" Riser with 12" - 900# SDV

          (2)  Corrosion Inhibitor Injection with Sidewinder pump

          (3)  Dual 10" Orifice Meter Skid Design = 1,480 psig @ 120(Degree)F

          Manta Ray Offshore ownership is everything downstream of 10" - 600# flange at inlet of Gas Meter Skid.

          Note: No pig launcher.

          EFM equipment is owned by William Field Services, who provide a monthly calibration service for a fee ($1,000).

     h.   SOUTH TIMBALIER 295A

          Manta Ray Offshore presently owns nothing on this platform. The Riser and Meter Station are owned by Shell Offshore Inc. The EFM equipment is owned by Williams Field Services who provides monthly calibration services for a fee ($1,000). When the 24" pipeline which originates at ST 292 is extended to SS 332 in 1997, Manta Ray will install its EFM equipment and remove Williams'. This will eliminate the fee.

     i.   SOUTH TIMBALIER 277A

          (1)  12.75" x 0.500" Riser

          (2)  14" x 12" Pig Launcher

          (3)  Corrosion Inhibitor Injection Skid with Sidewinder pump

          (4)  Single 8" Orifice Meter

          (5)  Barton Model 202E Chart Recorder

          (6)  Welker Model GS-4 Composite Gas Sampler

     j.   SOUTH TIMBALIER 300A

          (1)  24" x 0.625" Riser (inbound) with 24" - 900# SDV

          (2)  30" x 24" Pig Receiver

          (3)  Miscellaneous valves and fittings

     k.   SOUTH TIMBALIER 292A

          (1)  24" x 0.625" Riser (outbound) with a 24" - 900# SDV

          (2)  30" x 24" Pig Launcher

          (3)  Corrosion Inhibitor Injection Skid with Sidewinder Pump

          (4)  Dual 8" Orifice Meter

          (5)  12.75" x 0.500' Riser (outbound) with 12" - 600# SDV

          (6)  Corrosion Inhibitor Injection Skid with Sidewinder Pump

          (7)  Dual 10" Orifice Meter

          (8)  Welker Model GS-4 Composite Gas Sampler

          (9)  12.75" x 0.500" Riser (incoming) with 12" - 600# SDV

          (10) 14" x 12" Pig Receiver

     l.   SHIP SHOAL 207 DWPF

          (1)  8 Pile Platform

          (2)  16" x 0.625" Riser (inbound gas) with 16" - 900# SDV

          (3)  18" x 16" Pig Receiver

          (4)  H.P. Relief Scrubber

          (5)  L.P. Relief Scrubber

          (6)  Platform Sump System

          (7)  14" - 600# Check Valve, 14" - 600# FCV and (2) 14" 600# Block
               Valves

          (8)  (2) Bad Oil Tanks. Capacity = 1,200 BBL each

          (9)  (2) Waukesha - Pearce Generators 550 KW each

          (10) 14" x 0.625" Riser (inbound) with 14" - 900# SDV

          (11) 16" x 14" Pig Receiver

          (12) 16" x 0.406" Riser (outbound) with 16" - 600# SDV

          (13) 18" x 16" Pig Launcher

          (14) PECO Instrument Fuel Gas Filter

          (15) EFM Equipment (SS 207)

          (16) 8" Oil line which crosses bridge to platform

          (17) Seaking Series 42 Model SK 1900 Crane

          (18) 15' x 15' Parts Building

          Note: Oil Metering Skid and Prover Loop are property of Poseidon Pipeline Company, L.L.C.

     m.   SHIP SHOAL 332A

          (1)  16" x 0.562" Riser (inbound) with 16" - 900# SDV

          (2)  18" x -16" Pig Receiver

          (3)  12" - 1500# FCV, (2) 12" - 1500# Block Valves and 12" - 1500#
               Check valve allocated on Sub-Cellar Deck; 12" - 900# FCV and
               12" - 600# Check valve located on Sub-Cellar Deck; (2) 12" - 600# FCVs located on Cellar deck.

          (4)  20" Pipeline Manifold

          (5)  8" - 900# FCV

          (6)  Dual 12" and 10" Orifice Meter (to TGPL)

          (7)  18" x 16" Pig Launcher

          (8)  16" x 0.625" Riser (outbound) with 16" - 900# SDV

          (9)  16" x 14" Pig Launcher

          (10) 14" x 0.438" Riser (outbound) with 14" - 900# SDV

          (11) EFM Equipment (SS 332)

          (12) Certain Dehydration Facilities (as described in the relevant contribution agreement)

     n.   PARTS LISTS FOR METERING STATIONS

          (1)  Typical Gas Metering Station Installation (See Attachment 1.)

          (2)  Platform SS 207 (See Attachment 2.)

          (3)  Platform SS 332 (See Attachment 3.)

B.   Manta Ray Phase II Facilities

     1.   Pipeline Segments

          a. Approximately 47 miles of 24" pipeline from Green Canyon Block 65 to Ship Shoal Block 207.

                    b. Approximately 7 miles of 24" pipeline from South Timbalier Block 300 to Ship Shoal Block 332.

          2.   Pipeline Related Facilities

                    a. A 24" export riser located on Shell Offshore Inc.'s platform in Green Canyon Block 65.

                    b. A 24" import riser located on Manta Ray Offshore Gathering Company L.L.C.'s Ship Shoal 207 platforms.

                    c. A 24" import riser located on Manta Ray Gathering Company, L.L.C.'s Ship Shoal 332 platforms ("SS332 platforms").

                    d. A slug catcher and related facilities located on the SS207 platforms.

                    e. A slug catcher and related facilities located at the inlet of Exxon U.S.A's Garden City Gas Plant.

II.       Nautilus Initial Facilities

     A.   Pipeline Segments

          A 30" Pipeline from SS207 to the inlet of the Garden City Gas Plant, including a lateral to the Burns Point Gas Plant, risers, and other appurtenant facilities.

     B.   Pipeline Related Facilities

          A 30" export riser located on the Ship Shoal 207 platform.

                                    EXHIBIT C

                                    INSURANCE


Coverage                           Per Occurrence              Per Occurrence
                                Limit of Liability(1)            Deductible

I. Each Member shall carry its proportionate share of the insurance in I.A. through D, in amounts equal to its Membership Interst, for its own benefit and the benefit of the Company, Ocean Breeze, Manta Ray and Nautilus. All deductible amounts shall be paid by the Company:

         A.       Physical Damage:                                                       $250,000

                  1.       a.  Pipelines                    $  20,000,000

                           b.  Junction Platform            $  15,000,000
                               (Section 207)

                  2.       Line Pack                        $     500,000

                  3.       Equipment                        $  10,000,000

                  4.       Cargo                            $   1,000,000

         B.       Excess Liability including Pollution      $ 200,000,000                $250,000
                  liability

         C.       Non-Owned Aircraft Liability              $  10,000,000                None

         D.       Builder's Risk(2)

                  1.  Manta Ray Phase II Facilities         Project Value                $500,000

                  2.  Nautilus Initial Facilities           Project Value                $200,000

II.      To be carried by the Company, if applicable:

         1.       Workers' Compensation                     Per statute                  None
                  Employers Liability/                      $   1,000,000                None
                  Maritime E.L.

         2.       Automobile Liability                      $   1,000,000                $250,000

III.     If the Company owns or bareboat charters watercraft these coverages will be carried by the Company:

         A.       Hull/Machinery, Including Collision       $  10,000,000                 $250,000
                  Liability

         B.       Protection & Indemnity, including crew    $   1,000,000                $250,000
                  coverage and Excess Collision Liability



--------

(1) Shell Seahorse Company shall have the right to self-insure for an amount equal to the retention under Shell's corporate insurance program, subject to a limit of $20,000,000. Marathon Gas Transmission, Inc. shall have the right to self-insure for an amount equal to the retention under Marathon's corporate insurance program, subject to a limit of $15,000,000 for physical damage and pollution liability and $50,000,000 for other types of coverages.

(2) Builders Risk insurance or self-insurance shall be provided by each Member in the form as reflected in the attached Builders Risk Specimen Policy.

                                      C-1